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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on April 21, 2004

Registration Statement on No. 333-113160

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CH2M HILL Companies, Ltd.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	8711 (Primary Standard Industrial Classification Code Number)	93-0549963 (I.R.S. Employer Identification Number)

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112-5946
(303) 771-0900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan
CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan
CH2M HILL Companies, Ltd. Long Term Incentive Plan
CH2M HILL Companies, Ltd. Executive Officers Long Term Incentive Plan
CH2M HILL Companies, Ltd. Stock Option Plans
CH2M HILL Companies, Ltd. Deferred Compensation Plans
(Full Title of the Plans)

Samuel H. Iapalucci
CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112-5946
(303) 771-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Whitney Holmes, Esq.
Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
(303) 899-7300

PROSPECTUS

        25,005,020 Shares of Common Stock

        CH2M HILL Companies, Ltd. and our shareholders are offering up to 25,005,020 shares of common stock, $0.01 par value per share, including:

  •
  Up to 1,000,000 shares that we may offer through our internal market

  •
  Up to 22,807,726 shares that we may offer to our employees through our employee benefit plans or that our employee benefit plans may offer through the internal market

  •
  Up to 1,148,377 shares that officers and directors may offer through the internal market

  •
  Up to 48,917 shares that constitute restricted securities that shareholders may offer through the internal market

        The shares of our common stock covered by this prospectus may be offered by us or by the selling shareholders on a delayed or continuous basis. We will not receive any proceeds from the sale of common stock held by the selling stockholders. We will bear all of the costs associated with the registration of the shares of common stock offered hereby, but we will not be responsible for any brokerage or underwriting fees or commissions incurred in connection with the selling shareholders' sales.

        The selling shareholders and the broker that effects the trades through our internal market for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions or discounts received by them and any profit on the sale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        This offering of common stock is designed to allow trading of the common stock among our employees, directors, eligible consultants and employee benefit plans up to four times each year through CH2M HILL's internal market. No exchange lists the common stock. For more details on how the internal market functions, see "Internal Market Information" beginning on page 19.

        All of the shares being offered for sale by this prospectus will be sold through the internal market at the price set by the Board of Directors from time-to-time. On February 13, 2004, the Board of Directors established the price for the common stock at $12.07 per share.

        Investing in the common stock involves risks. See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 21, 2004

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Business
Securities Offered by This Prospectus
Internal Market Information
Use of Proceeds
Dividend Policy
Selected Financial Data
Employee Benefit Plans and Direct Stock Purchases
Securities Offered by the Current Shareholders
Determination of Offering Price
Plan of Distribution
Validity of Common Stock
Resale Restrictions
Experts
Available Information
Incorporation of Certain Documents by Reference

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Before investing in CH2M HILL common stock, you should read the entire prospectus carefully, including the "Risk Factors" section and our most recently filed Annual Report on Form 10-K incorporated herein by reference.

General

        We are an employee-owned, Oregon corporation founded in 1946 with over 14,000 employees working in approximately 120 offices throughout the U.S. and approximately 80 offices abroad. We provide engineering, consulting, design, construction, procurement, operations and maintenance, and project management services to our clients in the public and private sectors. Through 2003 we provided services to our domestic and foreign clients through three operating segments: Environmental, Energy and Infrastructure, Water, and Industrial. For the year ended December 31, 2003, we had gross revenues of approximately $2.2 billion.

        Environmental, Energy and Infrastructure consists of two businesses: Environmental, Nuclear, Energy & Systems and Transportation. Our Environmental, Nuclear, Energy & Systems business provides integrated environmental and waste management consulting and engineering services, and performs design and build, remediation, construction and implementation of infrastructure and telecommunications systems for a variety of public and private clients. Our Transportation business provides planning, siting, permitting, design, program and construction management, transportation management and consulting services for aviation, ports, highways, bridges and transit systems.

        Water consists of two businesses: Water & Wastewater and Operations & Maintenance. Our Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities. Our Operations & Maintenance business provides services to water and wastewater operators, including startup, performance testing, facility operations, maintenance and management.

        Industrial provides design, construction, specialized precision manufacturing support and facility services to high-technology manufacturing companies, food and beverage processing businesses and fine chemical and pharmaceutical manufacturers.

        During 2003, we evaluated the way we manage our business and reorganized effective January 1, 2004 to align our operating segments to our client groups—Civil Infrastructure, Federal and Industrial. This realignment changed our operating segment reporting for 2004. Our historical operating segments and our newly aligned operating segments for 2004 are outlined below.

Historical Operating Segments

        Environmental, Energy and Infrastructure

  •
  Energy & Industrial Systems

  •
  Environmental Services

  •
  Nuclear Services

  •
  Communications

  •
  Federal Outsourcing & Privatization

  •
  Transportation

        Water

  •
  Water & Wastewater

  •
  Operations & Maintenance

        Industrial

  •
  Industrial

  •
  Lockwood Greene

Newly Aligned Operating Segments
(Effective 1/1/04)

        Civil Infrastructure

  •
  Transportation

  •
  Water & Wastewater

  •
  Operations & Maintenance

        Federal

  •
  Environmental Services

  •
  Nuclear Services

  •
  Federal Outsourcing & Privatization

        Industrial

  •
  Industrial

  •
  Energy & Industrial Systems

  •
  Communications

  •
  Lockwood Greene

Business Strategy

        Several years ago, we set a course to achieve the goal of industry leadership, i.e., ranked highly in every business sector in which we compete. The foundation for reaching this goal is set in our strategic vision, which has five fundamental components:

  •
  Develop, retain, and recruit the best people in our industry

  •
  Grow our financial strength

  •
  Enhance our full-service capabilities, particularly in the design-build arena

  •
  Continue our global growth, in targeted geographics

  •
  Provide industry-leading value for our clients

Operation of the Internal Market

        Our common stock is not traded publicly. Ownership is restricted to employees, directors, eligible consultants and employee benefit plans. Our common stock is traded through our internal market (Internal Market) maintained by an independent broker engaged by us. Through the Internal Market, any eligible shareholder and certain benefit plans may offer shares of common stock for sale to eligible buyers up to four times each year on pre-determined days (each, a Trade Date). Shares are bought and sold through the Internal Market at a price intended to represent fair market value and determined by our Board of Directors. Our Board of Directors establishes the stock price based on our after-tax profits, otherwise referred to as net income, and shareholders' equity, as well as a subjective analysis of market factors our Board of Directors considers relevant. We may purchase or sell shares of common stock on the Internal Market on any Trade Date to balance the supply and demand for our common stock between sellers and buyers, but we are not obligated to do so.

Principal Executive Offices

        Our principal executive offices are located at 9191 South Jamaica Street, Englewood, Colorado 80112-5946. Our telephone number is (303) 771-0900. For additional information regarding CH2M HILL Companies, Ltd. (CH2M HILL), including free copies of filings with the Securities and Exchange Commission (SEC), please visit our web site at www.ch2m.com in the About Us/Employee Ownership section.

RISK FACTORS

        You should carefully consider the following factors and other information contained in this prospectus before deciding to invest in our common stock.

Government Contracts Present Risks of Termination for Convenience, Adjustment of Payments Received, Restrictions on Ability to Compete for Government Work and Funding Constraints

        In 2003, we derived approximately 36 percent of our total revenues from contracts with federal government agencies. In addition, we own equity interests in joint ventures with revenues attributable primarily or entirely to contracts with federal governmental clients. The following risks are inherent in government contracts:

  •
  Because federal laws permit government agencies to terminate a contract for convenience, our government clients may terminate or decide not to renew our contracts with little or no prior notice.

  •
  Federal government clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we previously received. Audits have been completed on our federal contracts through December 31, 2001, and are continuing for subsequent periods. None of the audits performed to date on our federal contracts have resulted in any significant adjustments to our financial statements. It is possible, however, that an audit in the future could result in a material adjustment to our financial statements.

  •
  Federal government contract regulations provide that any company convicted of a crime or indicted on a violation of statutes related to federal contracting may lose its right to receive future contract awards or extensions.

  •
  Our ability to earn revenues from our existing and future federal government projects will depend upon the availability of funding from federal government agencies. We cannot control whether those clients will fund or continue funding our outstanding projects.

        Our ability to secure new government contracts and our revenues from existing government contracts could be adversely affected by any one or a combination of the factors listed above.

Changes and Fluctuations in Government's Spending Priorities Could Adversely Affect Our Revenue Expectations

        Because a substantial part of our overall business is generated either directly or indirectly as a result of federal and local government regulatory and infrastructure priorities, shifts in these priorities due to changes in policy imperatives or economic conditions are often unpredictable and may affect our revenues in our core businesses.

        For example, in 1998 the Congress enacted the Transportation Equity Act for the 21st Century (TEA-21), a sweeping transportation infrastructure initiative. This initiative was reasonably expected to generate federal government appropriations and respective contracting opportunities in hundreds of millions of dollars over many years. The economic downturn in 2000 and the September 11, 2001 terrorist attacks have redirected short- and long-term government priorities resulting in substantially lower than expected appropriations for TEA-21 initiatives. The reauthorization of TEA-21, which expired in 2003, has been tied up in Congress and the availability of the funding to support the initiative remains uncertain.

We Could Sustain Losses on Contracts that Contain "Fixed Price" or "Not to Exceed" Pricing Provisions if Our Costs Exceed the Fixed or Maximum Prices

        In 2003, we derived approximately 21 percent of our revenues from "fixed price" contracts and approximately 10 percent of our revenues from time-and-materials contracts, some of which had "not to exceed" price limits. Under "fixed price" contracts, we agree to deliver projects for a definite, predetermined price regardless of our actual costs incurred over the life of the project. Under time-and-materials contracts with "not to exceed" provisions, we are compensated for the labor hours expended at agreed-upon hourly rates plus cost of materials used; however, there is a stated maximum compensation for the services to be provided under the contract. Many fixed price and "not to exceed" contracts involve large industrial facilities and public infrastructure projects and present the risk that our costs to complete a project may exceed the fixed price or "not to exceed" price agreed upon with the client. The fixed or maximum fees negotiated for such projects may not cover our actual costs and desired profit margins. If our actual costs for a fixed or "not to exceed" price project are higher than we expect, our profit margins on the project will be reduced or we could suffer a loss.

A Reduction in the Scope of Environmental Regulations or Changes in Government Environmental Policies Could Adversely Affect Our Revenues

        A substantial portion of our business is generated either directly or indirectly as a result of federal, state, local and foreign laws and regulations related to environmental matters. Changes in environmental regulations could affect our business more significantly than they would affect some other engineering firms. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws and regulations, could significantly reduce the size of one of our most important markets and limit our opportunities for growth or reduce our revenues below their current levels. In addition, any significant effort by government agencies to reduce the role of private contractors in regulatory programs, including environmental compliance projects, could have the same adverse effects.

We may not be Successful in Growing through Acquisitions or Integrating Effectively and Efficiently any Businesses and Operations We may Acquire

        Our success depends on our ability to continually enhance and broaden our service offerings in response to changing customer demands, technology, and competitive pressures. Numerous mergers and acquisitions in our industry have resulted in a group of larger firms that offer a full complement of single-source services including, studies, design, engineering, procurement, construction, operations and maintenance, and in some instances, facility ownership. To remain competitive, we may acquire new and complementary businesses to expand our portfolio of services, add value to the projects undertaken for clients or enhance our capital strength. We do not know if we will be able to complete any acquisitions or whether we will be able to successfully integrate any acquired businesses, operate them profitably, or retain their key employees.

        Even if we do identify suitable acquisition candidates, we anticipate significant competition when trying to acquire these candidates, and there can be no assurance that we will be able to acquire such candidates at reasonable prices or on favorable terms. Some of the competing buyers may be stronger financially than we are. As a result of this competition, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and increase our revenues. Further, there can be no assurance that we will be able to generate sufficient cash flow from an acquisition to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that any acquired firms do not perform as expected.

We may not be Successful in Recovering Losses Incurred in Connection with Our Acquisitions

        Pursuant to the terms of our acquisitions, we generally receive representations and warranties and indemnification from the seller for certain losses incurred following closing. However, following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we may have no recourse under applicable indemnification provisions or otherwise. If we incur unindemnified liabilities or if the sellers are unable to satisfy their indemnification obligations, we could suffer financial losses. For example, pursuant to the terms of our purchase of substantially all of the business and assets of Lockwood Greene Engineers, Inc. (Lockwood Greene), we agreed to assume certain project related liabilities specifically set forth in the Asset Purchase Agreement. If such liabilities exceed the amounts contemplated by us we could suffer financial losses, incur expenses or lose revenues.

Environmental Regulations and Related Compliance Investigations are Expensive and may Adversely Impact Our Project Performance

        We are subject to a variety of environmental laws and regulations governing, among other things, discharges of pollutants and hazardous substances to air and water, and the handling and disposal of hazardous waste including nuclear materials. These laws and regulations and related investigations into our compliance, as it pertains to facility operations and remediation of hazardous substances, can cause project delays, substantial management time commitment and may significantly add to our costs. Violations of these environmental laws and regulations could subject us to civil and criminal penalties and other liabilities. These laws and regulations may become more stringent, or be more stringently enforced in the future.

Our Environmental Remediation Work may Expose Us to Environmental Liability

        We could become subject to liabilities or fines as a result of our environmental remediation activities. The assessment, analysis, remediation, handling, management and disposal of hazardous substances represent a significant portion of our business and involve significant risks, including the possibility of property damages, personal injuries, fines and penalties and other regulatory sanctions. Civil and criminal liabilities and liabilities to clients and third parties for environmental violations and damages can be very large. The fines and penalties could reduce our net income, cause a loss, or could adversely affect our ability to compete for new business.

Percentage-of-Completion Accounting Used for Our Engineering and Construction Contracts Can Result in Overstated or Understated Profits or Losses

        The revenue for our engineering and construction contracts is accounted for using the percentage-of-completion method of accounting. This method of accounting requires us to calculate revenues and profit to be recognized in each reporting period for each project based on our predictions of future outcomes, including our estimates of the total cost to complete the project, project schedule and completion date, the percentage of the project that is completed and the amounts of any probable unapproved change orders. Our failure to accurately estimate these often subjective factors could result in reduced profits or losses for certain contracts.

Unpredictable Economic Cycles, Uncertain Demand for Our Engineering Capabilities and Related Services and Failure by Our Major Customers to Pay Our Fees Could Cause Our Revenues to Fluctuate

        Demand for our engineering and other services is affected by the general level of economic activity in the markets in which we operate, both in the U.S. and internationally. Our customers, particularly our private sector customers, and the markets in which we compete to provide services, are likely to experience periods of economic decline from time-to-time. Adverse economic conditions may decrease our customers' willingness to make capital expenditures or otherwise reduce their spending to purchase our services, which could result in diminished revenues and margins for our business. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could force us to accept contract terms that are less favorable to us than we might be able to negotiate under other circumstances. Changes in our mix of services or a less favorable contracting environment may cause our revenues and margins to decline. Moreover, our customers may experience difficult business climates from time-to-time and could delay or fail to pay our fees as a result. If a customer failed to pay a significant outstanding fee, our results could be adversely affected and our stock price could be reduced.

Our Projects may Result in Liability for Faulty Engineering Services

        Because our projects are often large and can affect many people, our failure to make judgments and recommendations in accordance with applicable professional standards could result in large damages and, perhaps, punitive damages. Our engineering practice involves professional judgments regarding the planning, design, development, construction, operation and management of industrial facilities and public infrastructure projects. Although we have adopted a range of insurance, risk management and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

Our Inability to Attract and Retain Professional Personnel Could Adversely Affect Our Business

        Our ability to attract, retain and expand our staff of qualified engineers and technical professionals will be an important factor in determining our future success and growth. A shortage of qualified technical professionals currently exists in the engineering and design industry. The market for these professionals is competitive in the U.S. and internationally. We cannot assure you that we will continue to be successful in attracting and retaining such professionals. Since we derive a significant part of our revenues from services performed by our professional staff, our failure to retain and attract professional staff could adversely affect our business by impacting our ability to complete our projects and secure new contracts.

Inability to Secure Adequate Bonding Would Impact Our Ability to Win Projects

        As is customary in our industry, we are often required to provide performance and surety bonds to customers in connection with our construction, engineering-procurement-construction (EPC), and fixed price projects. These bonds indemnify the customer if we fail to perform our obligations under the contract. Failure to provide a bond on terms and conditions desired by a customer may result in an inability to compete for or win a project. Historically we have had and continues to have good relationship with our sureties and a strong bonding capacity. The issuance of bonds under any bonding facilities, however, is at the sureties' sole discretion. The recent difficult insurance market combined with large losses experienced by sureties in the aftermath of Enron and other financial scandals, as well as a result of the September 11, 2001 terrorist attacks have made bond markets, in general, unpredictable and chaotic. Bonds may be more difficult to obtain in the future or they may only be available at significant additional cost. There can be no assurances that bonds will continue to be available to us on reasonable terms. Our inability to obtain adequate bonding may result in our ineligibility to bid for construction, EPC, and fixed price projects, which could have a material adverse effect on our growth and financial condition.

We Face Risks Associated with Our International Business

        In 2003, we derived approximately 9 percent of our revenues from operations outside of the U.S. Such operations are subject to a variety of risks associated with conducting business internationally. These risks include:

  •
  Currency exchange rate fluctuations, either independently or together with the impact of international tax laws, and restrictions on currency movements could adversely affect our results of operations if we are forced to maintain assets in currencies other than the U.S. dollar because our results are reported in U.S. dollars.

  •
  Political and economic instability and unexpected changes in regulatory requirements in foreign countries could adversely affect our projects overseas.

  •
  Inconsistent regulations and diverse licensing and legal requirements increase our costs because our operations must comply with a variety of laws that differ from one country to another.

  •
  Terrorist attacks and civil unrest in some of the countries where we do business may delay project schedules, threaten the health and safety of our employees and increase our cost of operations.

        We do not know the impact that such regulatory, geopolitical and other factors may have on our business in the future.

Special Risks Associated with Doing Business in Highly Corrupt Environments

        Our international business operations include projects in developing countries and countries torn by war and conflict. Many of these countries are rated poorly by Transparency International, the independent watchdog organization for government and institutional corruption around the world. To the extent we operate outside of the U.S., we are subject to the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from paying or offering anything of value to foreign government officials for the purpose of obtaining or keeping business, and otherwise receiving discretionary favorable treatment of any kind. In particular, we may be held liable for actions taken by our local partners, subcontractors and agents even though such parties are not always subject to our control. Any determination that we have violated the FCPA (whether directly or through acts of others, intentionally or through inadvertence) could result in sanctions that could have material adverse effect on our business and on our ability to secure federal government contracts. While our staff is trained on the FCPA issues and we have procedures and controls in place to monitor compliance, situations outside of our control may arise that could potentially put us in violation of the FCPA inadvertently and thus negatively impact our business.

Our Industry is Highly Competitive

        The market for our design, consulting, engineering and construction services is highly competitive. We compete with many firms, including large multinational firms having substantially greater financial, management and marketing resources. Some of the competitors are small firms with lower cost structures enabling them to offer lower prices for particular services. We also compete with government agencies, including our own clients that can utilize their internal resources to perform services that we might otherwise perform.

        Most of our contracts with public sector clients are awarded through a competitive bidding process that places no limit on the number or type of potential service providers. The process usually begins with a government agency request for proposal that delineates the size and scope of the proposed contract. The government agency evaluates the proposals on the basis of technical merit and cost. In the Water operating segment, some contracts are awarded through qualification selection processes that vary among projects.

        In both the private and public sectors, acting either as a prime contractor or as a subcontractor, we may join with other firms that we otherwise compete with to form a team to compete for a single contract. Because a team can often offer stronger combined qualifications than any firm standing alone, these teaming arrangements can be very important to the success of a particular contract competition or proposal. Consequently, we maintain a network of relationships with other companies to form teams that compete for particular contracts and projects. Failure to maintain technical and price competitiveness, as well as failure to maintain access to strong teaming partners may impact our ability to win work and will adversely impact our revenues.

Actual Results Could Differ from the Estimates and Assumptions Used to Prepare Our Financial Statements

        In order to prepare financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions as of the date of the financial statements which affect the reported values of our assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas requiring significant estimates by us include:

  •
  Recognition of contract revenues, costs, profit or losses in applying the percentage-of-completion method of accounting;

  •
  Recognition of recoveries under contract change orders or claims;

  •
  Collectibility of billed and work-in-process unbilled accounts receivables and the need for and the amount of allowances for problematic accounts;

  •
  Determination of potential liabilities under pension and other post-retirement benefit programs;

  •
  Income tax provisions and related valuation allowances;

  •
  Estimated amounts for anticipated project losses, warranty costs and contract close-out costs; and

  •
  Accruals for other estimated liabilities.

Absence of a Public Market may Prevent You from Selling Your Stock and Cause You to Lose All or Part of Your Investment

        There is no public market for our common stock. While we intend the Internal Market to provide liquidity to shareholders, there can be no assurance that there will be enough orders to purchase shares to permit shareholders to resell their shares on the Internal Market, or that a regular trading market will develop or be sustained in the future. The price in effect on any Trade Date may not be attractive enough to both buyers and sellers to result in a balanced market because the price will be fixed in advance by our Board of Directors, using their judgment of the fair market value of our common stock, and not by actual market trading activity. Moreover, although we may enter the Internal Market as a buyer of common stock if there are more sell orders than buy orders, we have no obligation to engage in Internal Market transactions and will not guarantee market liquidity. Consequently, insufficient buyer demand could cause sell orders to be prorated, or could prevent the Internal Market from opening on any particular Trade Date. Insufficient buyer demand could cause shareholders to suffer a total loss of investment or substantial delay in their ability to sell their common stock. No assurance can be given that shareholders desiring to sell all or a portion of their shares of common stock will be able to do so. Accordingly, the investment in our common stock is suitable for you only if you have limited need for liquidity in your investment.

Transfer Restrictions on Our Common Stock Could Prevent You from Selling Your Common Stock and Cause You to Lose All or Part of Your Investment

        Since all of the shares of our common stock are subject to transfer restrictions, you will generally only be able to sell your common stock through our Internal Market on the four Trade Dates in each year. Unlike shares that are actively traded in the public markets, you may not be able to sell at a particular time even though you would like to do so. Our common stock price could decline between the time you want to sell and the time you become able to sell.

Our Stock Prices are and will Continue to be Determined by Our Board of Directors' Judgment of Fair Market Value and not by Market Trading Activity

        The offering prices at each Trade Date will be established by our Board of Directors approximately four weeks before each Trade Date. In establishing the price, our Board of Directors will take into consideration the factors that are described in the section of this prospectus called "Internal Market Information." Our Board of Directors will, however, set the offering price in advance of each Trade Date, and all trades on our internal market will take place at the price established for each Trade Date. Therefore, market trading activity on any given Trade Date can not affect the price on that Trade Date. This is a risk to you because our common stock price will not change to reflect supply of and demand for shares on a given Trade Date as it would in a public market. You may not be able to sell shares or you may have to sell your shares at a price that is lower than the price that would prevail if the internal market price could change on a given Trade Date to reflect supply and demand. Our Board of Directors intends to use the common stock valuation methods that result in offering prices that represent fair market value. The valuation method for our common stock is subject to change at the discretion of our Board of Directors.

The Limited Market and Transfer Restrictions on Our Common Stock Will Likely Have Anti-Takeover Effects

        Only our employees, directors, eligible consultants and employee benefit plans may own our common stock and participate in our internal market. In addition, we have imposed significant restrictions on the transfer of our common stock other than through sales on our internal market. These limitations make it extremely difficult for a potential acquirer who does not have the prior consent of our Board of Directors to acquire control of our company, regardless of the price per share an acquirer might be willing to pay and whether or not our shareholders would be willing to sell at that price.

Actual Results may Differ From Results Discussed in Forward-Looking Statements

        This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to the foregoing risk factors and other factors that we cannot currently foresee. In addition, general economic conditions and events generally affecting business, both on a local and a worldwide basis, can adversely affect our business and operations. If our actual results differ significantly and adversely from the results discussed in forward-looking statements, our results of operations could be adversely affected and our share price could decline.

BUSINESS

        Several years ago, we set a course to achieve the goal of industry leadership, i.e., ranked highly in every business sector in which we compete. The foundation for reaching this goal is set in our strategic vision, which has five fundamental components:

  •
  Develop, retain, and recruit the best people in our industry

  •
  Grow our financial strength

  •
  Enhance our full-service capabilities, particularly in the design-build arena

  •
  Continue our global growth, in targeted geographics

  •
  Provide industry-leading value for our clients

        Our business strategy, built upon this foundation, focuses on four areas which we believe will further our development as an industry leader.

        First, all of our businesses are demonstrating progress in the design-build arena, while still fulfilling the needs of our clients in the traditional consulting and engineering services we provide.

        Second, we have placed an increased emphasis on the application of technology to solve our clients' problems. As our client projects have grown more complex, finding innovative technical solutions has become imperative.

        Third, success in our projects is increasingly dependent on value creation for our clients. That is, in an increasingly competitive industry, we must link our compensation to what our clients value.

        Finally, we must utilize the full array of our technical capabilities to serve clients, without regard to particular "stovepipes" or business units in which we operate. This cross-business unit collaboration and cooperation is essential to our long-term growth.

Operating Segments

        Throughout 2003, we have provided services to clients through multiple business units in three operating segments: Environmental, Energy & Infrastructure (EE&I); Water; and Industrial. Financial information for each operating segment for each of the last three years, including 2003, is included in Note 18 of the Notes to Consolidated Financial Statements in our most recently filed Annual Report on Form 10-K incorporated herein by reference.

        During the course of 2003, we reevaluated how our business was organized and announced a new organizational model, to become effective on January 1, 2004. This model, recognizing and reflective of the distinct needs of our clients, will be centered on three Client Groups:

  •
  Civil Infrastructure (state and local governments)

  •
  Federal (U.S. and international governments)

  •
  Industrial (private sector clients)

        This change was brought about by discussions among senior management and our Board of Directors, who recognized that our path to success was critically dependent on understanding and meeting the differing needs and requirements of our clients. The new structure is designed to allow better decision making on an enterprise-wide basis.

        The following chart shows the realignment into the three Client Groups and the revised businesses under each group:

Historical Operating Segments

        Environmental, Energy and Infrastructure

  •
  Energy & Industrial Systems

  •
  Environmental Services

  •
  Nuclear Services

  •
  Communications

  •
  Federal Outsourcing & Privatization

  •
  Transportation

        Water

  •
  Water & Wastewater

  •
  Operations & Maintenance

        Industrial

  •
  Industrial

  •
  Lockwood Greene

Newly Aligned Operating Segments
(Effective 1/1/04)

        Civil Infrastructure

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  Transportation

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  Water & Wastewater

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  Operations & Maintenance

        Federal

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  Environmental Services

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  Nuclear Services

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  Federal Outsourcing & Privatization

        Industrial

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  Industrial

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  Energy & Industrial Systems

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  Communications

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  Lockwood Greene

  Environmental, Energy and Infrastructure

        Our EE&I operating segment consists of two businesses: Energy, Environment & Systems (EE&S) and Transportation. EE&I's overall business strategy is to grow by increasing market share in each of its businesses, expanding its client base and obtaining full-service projects with the potential for higher profit margins. While maintaining its focus on its traditional services, EE&I has expanded its expertise to serve more industrial clients in a broader range of industries, and into related business concepts such as "sustainable development." Sustainable development is a design approach that addresses environmental issues throughout the life of a project, from design and construction to decommissioning and seeks to minimize total environmental impact.

        EE&S.    EE&S provides services to public and private sector clients in the areas of energy and power, environmental and waste management, telecommunications infrastructure, nuclear systems, outsourced engineering, construction, procurement and operations services for a variety of public and private clients worldwide.

        1.    Energy & Industrial Systems.    Our Energy & Industrial Systems group provides full life cycle services for the energy and power, air and industrial water and wastewater processes, and facilities and infrastructure services market segments for federal and municipal governments, utility and industrial clients. These services include the evaluation and analysis of cost effective integrated systems using advanced conventional and renewable energy technologies and distributed resources to meet premium and clean energy applications. Representative Energy & Industrial Systems project experience includes:

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  Coal fired power plant permitting and licensing

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  Design and construction management of new combined heat and power generation facilities

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  Energy efficiency upgrades

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  Feasibility studies, licensing and design of renewable energy, distributed generation and premium power projects

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  Industrial water and wastewater facilities design and construction

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  Security and vulnerability analysis and infrastructure upgrades of industrial treatment facilities

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  Indoor air quality services

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  High performance building design, commissioning, and energy efficiency analyses

        2.    Environmental Services.    Our Environmental Services group provides program management, compliance, and environmental consulting for remediation projects, ecological and natural resource damage assessments, strategic environmental management and permitting services, environmental liability management services, site investigations, remedial design, implementation and construction services, treatment systems for hazardous, toxic and radioactive waste contaminated properties, and sustainable development planning, design and construction services. Representative Environmental Services project experience for public and private sector clients includes:

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  Program management, environmental compliance and remedial services for national and multinational oil and gas, chemical, petrochemical, manufacturing and other industrial companies

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  Environmental consulting, engineering and related activities for the U.S. Department of Defense (DOD), U.S. Department of Energy (DOE), and other federal government agencies as well as for numerous private sector companies and state and municipal agencies

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  Remediation of contaminated sites on U.S. Navy installations in 21 states and several foreign countries

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  Ordnance and explosive/unexploded ordnance support for the DOD, the U.S. Environmental Protection Agency (EPA), and several European national governments

        3.    Nuclear Services.    Our Nuclear Services group provides program management, integration, engineering, design, construction, management, and a broad array of technical services for the DOE, U.S. commercial nuclear utility customers, and various nuclear research, development and demonstration facilities. We manage decommissioning (characterization, decontamination, dismantling, demolition) and closure of weapons production facilities and research reactors, and design nuclear waste treatment and handling facilities. Representative Nuclear Services project experience includes:

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  Environmental restoration and remediation support associated with decommissioning of the Maine Yankee Atomic Power Company nuclear facility and termination of its Nuclear Regulatory Committee operating license

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  Groundwater remediation support for the decommissioning of the Connecticut Yankee Haddam Neck Nuclear Power Plant

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  Management and integration of decontamination, decommissioning and closure of the nuclear weapons production facility at Rocky Flats in Golden, Colorado, on behalf of the DOE

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  Operation of the Hanford Tank Farm in Richland, Washington, and retrieval/disposition of the nuclear waste contained in its tanks on behalf of the DOE

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  Engineering, design and technical services to support decontamination, decommissioning and remedial activities at the DOE Hanford Reservation in Richland, Washington

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  Management and integration of decontamination, decommissioning and closure of the nuclear weapons production facility in Miamisburg, Ohio

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  Design, construction and support of operation of engineered near-surface waste disposal facilities for low level and mixed level radioactive wastes at the Idaho Environmental Engineering Laboratory in Idaho Falls, Idaho, and Oak Ridge, Tennessee

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  Decontamination and decommissioning of facilities to reduce environmental risk and cost of operations at the Savannah River Site on behalf of the DOE

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  Decontamination and removal of equipment, and general support services for the Lawrence Livermore National Laboratory managed by the University of California for the DOE

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  Characterization and remediation of the facilities at the Knolls Atomic Power Laboratory on behalf of the DOE

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  Assistance with project management systems implementation, strategic planning and baseline creation for the clean-up of former nuclear weapons sites in the United Kingdom (U.K.) for the U.K. Atomic Energy Agency

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  Assistance in project management systems implementation for the British Nuclear Fuels Company

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  Decontamination and decommission planning and engineering for university research centers in Atlanta, Georgia; Charlottesville, Virginia and Ann Arbor, Michigan

        4.    Communications.    Our Communications group provides program management, planning, design and construction management of local and regional wireless, fiber optic and hybrid fiber/coaxial systems for voice, video and data communications. We also provide network security, operational support system consulting and systems integration, and managed services to the communications market. Representative Communications project experience includes:

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  Program management, design and construction management of voice, video and data networks for a large telecommunications operator in Europe

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  Project management, construction management and project controls for a 1,000 cell site build out for a wireless network operator in Asia

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  Program management for the upgrade of a hybrid fiber/coaxial network for voice, video and high-speed data services in several U.S. cities

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  Project management and integration of multiple legacy inventory management systems for a large network operator in Europe

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  Health Insurance Portability and Accountability Act (HIPAA) compliance analysis and remediation consulting for a large State government

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  Software systems and support systems consulting for a large network operator in Europe

        5.    Federal Outsourcing & Privatization.    This group provides operations and maintenance and privatization services to federal government customers. Services include outsourcing of facilities maintenance and management, utilities operations and maintenance, environmental support, other base operating services and minor capital construction projects. Representative Federal Outsourcing & Privatization project experience includes:

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  Regional Base Operations Services for the U.S. Navy's facilities in Jacksonville, Florida

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  Environmental support for four U.S. Air Force and Navy ranges in the Southwestern U.S.

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  Base operations and environmental support for the Naval Air Station in Pensacola, Florida

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  Operations, maintenance and design-build of capital improvement projects for the water and wastewater system at Ft. Campbell, Kentucky

        Transportation.    The Transportation group provides consulting and construction services for airports, highways, bridges, marine terminals, railroads, and transit systems. These services include transportation planning, environmental planning, project siting, permitting, design, construction/program management, management consulting, and design-build delivery. Representative Transportation project experience includes:

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  Corridor planning, environmental planning, design and construction management of interstate highways across the country, such as the I-580 extension near Reno, Nevada and the Marquette Interchange reconstruction in Milwaukee, Wisconsin

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  Master planning, design and program management services for international airports including new runways at Denver International, St. Louis and Dulles airports, program management for major expansion of the Seattle-Tacoma airport, and airspace analysis for U.S. Air Force facilities around the world

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  Assessment, planning and programming of security systems for airports and seaports in the U.S., including Los Angeles airports and marine terminals throughout the Gulf Coast

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  Environmental planning, design and program management for light rail transit systems in Seattle, Washington and Hampton Roads, Virginia

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  Planning, design and project management services for cruise ship terminals in Florida, California, Texas and the Caribbean

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  Design-build services for interstate highway bridge projects in Oregon and Florida, a new freeway interchange in Alaska, a light rail transit system in Salt Lake City, Utah, and a cruise ship terminal in Galveston, Texas

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  Engineering and construction management for 18 miles of new freeway for Route 288, near Richmond, Virginia

Water

        Our Water operating segment consists of two businesses: Water & Wastewater and Operations & Maintenance. The business strategy of the Water operating segment is to grow through increasing market share in each of its businesses, both domestically and internationally, to diversify its client base, and to pursue large, longer term contracts. We seek to attract new clients by leveraging our reputation for providing quality services and by taking advantage of the current trends for outsourcing operations and maintenance activities to specialized service providers.

        Water & Wastewater.    Our Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities. Representative Water & Wastewater projects include:

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  Design, construction and commissioning of a water treatment plant in Seattle, Washington

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  Design and construction of a membrane bioreactor in Traverse City, Michigan

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  Design and construction of a wastewater treatment plant in the Republic of Singapore

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  Design, construction and commissioning of a wastewater treatment facility in Manukau, New Zealand

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  Program management for design and construction of a deep tunnel sewage project in the Republic of Singapore

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  Design and construction of a network of water pumping stations in Sydney, Australia

        Operations & Maintenance.    Our Operations & Maintenance business provides water, wastewater and public works operations and maintenance services to water and wastewater facility operators, including startup and performance testing, consulting, facility operations, on-going maintenance and management. The facility management services include water and wastewater treatment, collection and distribution, equipment and process maintenance, and site grounds maintenance. Representative Operations & Maintenance projects include:

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  Operations and maintenance (O&M) of a water reclamation center in Fairfield, California

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  Operations of the wastewater facilities in Hoboken, New Jersey

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  Operations of the wastewater plant plus full public works services in Hinesville, Georgia

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  Major O&M contracts for larger cities, including Stockton, California; Oklahoma City, Oklahoma; Bridgeport, Connecticut; Arlington, Texas; and Pittsburgh, Pennsylvania

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  Industrial O&M for strategic clients

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  Federal services water, wastewater, and utilities O&M, including Ft. Stewart, Georgia; Oak Ridge, Tennessee; Miamisburg, Ohio; Paducah, Kentucky; Ft. Irwin, California

Industrial

        Our Industrial operating segment provides design, construction, specialized precision manufacturing support, products and sustained facility services support to a variety of clients involved in science and technology. These include "life technologies" companies involved in biosciences research and manufacturing, pharmaceuticals, food and beverage businesses, and fine chemical manufacturers.

        The business strategy of the Industrial operating segment is to continue diversification of its client base beyond the microelectronics industry, capitalizing on a strong professional reputation in project delivery of complex manufacturing facilities and leadership in the area of single-source design, engineering and construction of industrial manufacturing facilities.

        The Industrial operating segment built its reputation primarily in the microelectronics industry, where it offers a single source for a broad range of integrated design and construction services. The Industrial segment's clients typically require design and installation services for complex systems that comprise many of their facilities, including cleanrooms, ultrapure water and wastewater treatment systems, chemical and gas systems, and production tools. The Industrial segment delivers such complex systems, including entire cleanrooms, on a turnkey design-build basis. The Industrial segment also provides specialized consulting services to optimize the operating efficiency, and return on investment for science and technology enterprises. Representative Industrial projects include:

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  Design and construction services for the development of multiple U.S. and foreign production facilities for major microelectronics manufacturers

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  Design and construction services for a Mexican food processing manufacturer in the U.S.

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  Complete engineering and construction services for multi-national pharmaceutical manufacturers in Europe and the U.S.

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  Continuous facility engineering, maintenance and operations support services under multi-year contracts for manufacturers of microelectronics, aviation, pharmaceutical, telecommunications, solar products, and food and consumer products

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  The sale of advanced emissions abatement products to electronics manufacturers and mining operations

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  Design and installation of complete cleanrooms in Asia, Europe and the U.S.

        On December 12, 2003, we completed the acquisition of Lockwood Greene, an engineering and construction firm focused on national and multi-national industrial clients throughout the U.S. and certain countries in Europe, Latin America and Asia. Lockwood Greene employs approximately 2,500 employees providing engineering, procurement and construction services to a broad range of industrial clients including chemical, pharmaceutical, food and beverage, advanced manufacturing and utility clients. Lockwood Greene's capabilities and client base should enhance our position as a market leader in the private industrial sector for design, construction and operation services, particularly in power and pharmaceuticals.

Kaiser-Hill

        Kaiser-Hill Company, LLC (Kaiser-Hill) is a joint venture with Kaiser Group Holdings, Inc. We hold a 50 percent interest in the joint venture. Kaiser-Hill has been performing services such as the oversight of plutonium stabilization and storage, environmental restoration, waste management, decontamination and decommissioning, site safety and security under successive contracts awarded by the DOE since 1995 related to the closure of the Rocky Flats site in Golden, Colorado. Rocky Flats is a former DOE nuclear weapons production facility.

        Kaiser-Hill's current contract with the DOE, which has been effective since 2000, is a site closure contract and does not have a defined term. We are targeting closure of the site in 2006. Under the contract, Kaiser-Hill is compensated through a base fee affected, up or down, by its performance against the agreed site target closure timetable and costs. Outside of a negotiated range, for every dollar that the DOE saves, Kaiser-Hill receives a 30-cent increase in fee. At the same time, for every dollar the cleanup is over budget, the fee is reduced by 30 cents down to an agreed minimum. The ultimate fee will also be impacted by the schedule to achieve site closure and the safety of our performance. Due to the timing of specific work scopes and the completion of activities, Kaiser-Hill's earnings may not be comparable from period to period.

Clients

        We serve a wide variety of clients across a broad spectrum of our industry, including clients in the U.S. federal government, state and local governments, and the industrial sector. Representative clients are shown in the preceding section, within each of our operating segments.

        As stated above, a major thrust of our new organization (effective January 1, 2004) is to re-focus our attention on the needs and requirements of our clients in three Client Groups: Civil Infrastructure (state and local governments), Federal (both U.S. and international governments), and Industrial (private sector clients). A brief sampling of the range of clients in each of these areas is shown below:

Civil Infrastructure

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  U.S. cities (Atlanta, Seattle, Cleveland, Los Angeles)

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  Global cities (Singapore, Sydney, Hong Kong, Budapest, Beijing)

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  U.S. airports (Denver, Los Angeles, Seattle, St. Louis)

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  U.S. and State Departments of Transportation

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  Port districts (Galveston, Los Angeles, Houston, Jacksonville)

Federal

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  U.S. Air Force

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  U.S. Department of Defense

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  U.S. Department of Energy

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  U.S. Navy

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  Army Corps of Engineers

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  United Kingdom (Atomic Energy Administration)

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  U.S. Agency for International Development

Industrial

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  Microelectronics manufacturers

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  Utilities, particularly power

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  Biopharmaceutical manufacturers

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  Wireless network operators

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  Food and consumer products companies

Backlog

        At December 31, 2003, our backlog was approximately $3,660 million, compared to a backlog of approximately $3,803 million at December 31, 2002. We define backlog as contracted task orders less previously recognized revenue on such task orders. U.S. government agencies operate under annual fiscal appropriations by Congress and fund various federal contracts only on an incremental basis. The same is true of many state, local and foreign contracts. Our ability to earn revenues from our backlog depends on the availability of funding for various U.S. federal, state, local and foreign government agencies. Most of our domestic and international industrial clients have termination for convenience provisions in their contracts. Our ability to earn revenues from our backlog under such contracts depends on the clients' willingness to continue the contract to completion.

SECURITIES OFFERED BY THIS PROSPECTUS

        The shares of common stock offered by us in this prospectus may be offered to present and future employees and eligible consultants, including executive officers and directors through our Internal Market, through bonuses granted under the Long Term Incentive Plan and Executive Long Term Incentive Plan, or through the employee benefit plans listed below and summarized in the section called "Employee Benefit Plans and Direct Stock Purchases."

CH2M HILL EMPLOYEE BENEFIT PLANS

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  Retirement and Tax-Deferred Savings Plan (401(k) Plan)

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  Stock Option Plans

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  Payroll Deduction Stock Purchase Plan

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  Deferred Compensation Plans (DCP, EDCP)

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  Pre-Tax Deferred Compensation Plan

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  Stock Ownership Program

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  Long Term Incentive Plan

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  Executive Long Term Incentive Plan

        We have established the Internal Market for our common stock as a benefit to our employees, whom may purchase or sell common stock directly on the Internal Market or through separate employee benefit plans. Employees may elect to trade among themselves outside of the Internal Market, at any price on which they agree, subject to our right of first refusal at that price and the share transfer limitations in our Restated Bylaws.

        This offering of common stock is not an underwritten offering and is not intended primarily to raise capital for us. We will offer common stock to our employees through bonuses, various employee benefit plans and, at our discretion, in the case of an over-subscribed market, as described in the section called "Internal Market Information."

        We are also registering shares for resale by our officers, directors and other selling stockholders on a delayed and continuous basis. Officers and directors may sell up to an aggregate of 1,148,377 shares of common stock through our Internal Market. We do not know whether these officers and other employees will offer or sell some, none or all of such shares. The shares offered by officers and other employees may include shares they hold directly and also shares they hold indirectly through our employee benefit plans. The officers and directors will not be treated more favorably than other shareholders participating in the Internal Market.

        Pursuant to our Restated Bylaws, all shares of common stock are subject to our repurchase right, right of first refusal and other restrictions on transferability.

INTERNAL MARKET INFORMATION

        This section contains a summary of the material provisions of our Internal Market. For additional information, we encourage you to read the Internal Market rules, which are included as an exhibit to our registration statement filed in 1999 with the SEC. Information about the Internal Market is also available on our website at www.ch2m.com in the About Us/Employee Ownership section.

        The Internal Market permits shareholders, certain employees, directors, eligible consultants and benefit plans to buy and sell shares of common stock up to four times each year on Trade Dates.

        Authorized Buyers.    All purchases of common stock on the Internal Market are restricted to the following authorized buyers:

  Authorized Buyers of Common Stock

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  Our employees, directors and eligible consultants

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  Trustees of our benefit plans

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  Administrator of our Payroll Deduction Stock Purchase Plan

        We may impose limitations on the number of shares that an individual may purchase when there are more buy orders than sell orders for a particular Trade Date. After our Board of Directors determines the stock price for use on the next Trade Date, which is approximately four weeks prior to such Trade Date, all shareholders, employees, directors, and eligible consultants will be advised as to the new stock price and the next Trade Date.

        Broker.    Our Internal Market is managed through an independent broker, currently Neidiger, Tucker and Bruner, Inc. (NTB), which acts upon instructions from the buyers and sellers to effect trades at the stock price set by our Board of Directors and in accordance with the Internal Market rules described in this prospectus. NTB does not play a role in determining the price of our common stock and is not affiliated with us. Individual stock ownership account records are currently maintained by our in-house transfer agent.

        We May Purchase Shares if Market is Under-Subscribed.    We may, but are not obligated to, purchase shares of common stock on our Internal Market on any Trade Date at the price in effect on that Trade Date, but only to the extent that the number of shares offered for sale by shareholders exceeds the number of shares sought to be purchased by authorized buyers. The decision as to whether or not we will purchase shares in the Internal Market, if the Internal Market is under-subscribed, is solely within our discretion and we will not notify investors as to whether or not we will participate prior to the Trade Date. Investors should understand that there can be no assurance that they will be able to sell their CH2M HILL stock without substantial delay or that their stock will be able to be sold at all on the Internal Market. We will consider a variety of factors including our cash position, financial performance and number of shares outstanding in making the determination as to whether to participate in an under-subscribed market. The terms of our revolving line of credit do not play a role in our decision as to whether to buy or sell shares in the Internal Market. To date, no other factors have been considered by us in our decisions as to whether or not to participate in the under-subscribed market.

        If the aggregate number of shares offered for sale on the Internal Market on any Trade Date is greater than the number of shares sought to be purchased, shareholder offers to sell will be accepted as follows:

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  If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro-rata basis.

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  If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller.

        We May Sell Shares if the Internal Market is Over-Subscribed.    To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, we may, but are not obligated to, sell authorized but unissued shares of common stock on our Internal

Market at the price in effect on that Trade Date to satisfy purchase demands. The decision as to whether or not we will sell shares in the Internal Market, if the Internal Market is over-subscribed, is solely within our discretion and we will not notify investors as to whether or not we will participate prior to the Trade Date. Investors should understand that there can be no assurance that they will be able to buy as many shares as they would like on a given Trade Date. We will consider a variety of factors including our cash position, financial performance and number of shares outstanding in making the determination as to whether to participate in an over-subscribed market. The terms of our revolving line of credit do not play a role in the decision as to whether to buy or sell shares in our Internal Market. To date, no other factors have been considered by us in our decisions as to whether or not to participate in the over-subscribed market.

        If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority to purchase shares, in the order listed:

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  Administrator of our Payroll Deduction Stock Purchase Plan

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  Trustees of our 401(k) Plan

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  Individual employees, directors and eligible consultants on a pro-rata basis

        Sellers Pay Sales Commission.    All sellers on the Internal Market, other than us and the trustees of our 401(k) Plan, will pay NTB a commission equal to two percent of the proceeds from such sales. Employees who sell their common stock upon retirement from CH2M HILL will have the option to sell the common stock they own on the Internal Market and pay a commission on the sale or to sell to us without paying a commission. In the latter case, the employee will sell their common stock to us at the price in effect on the date of their termination in exchange for a four-year note at a market interest rate determined biannually. No commission is paid by buyers on the Internal Market.

        Stock Price Determined by Board of Directors.    Our Board of Directors will determine the price, which is intended to be the fair market value, of the shares of our common stock to be used for buys and sells on each Trade Date pursuant to the valuation methodology described below. The price per share of common stock generally is set as follows:

Share Price = [(7.8 × M × P) + (SE)] / CS

        In order to determine the fair market value of the common stock in the absence of a public trading market, our Board of Directors felt it appropriate to develop a valuation methodology to use as a tool to determine a price that would be a valid approximation of the fair market value. In determining the fair market value stock price, our Board of Directors believes that the use of a going concern component (i.e., net income, which we call profit after tax, as adjusted by the market factor) and a book value component (i.e., total shareholders' equity) is important. Our Board of Directors believes that the process we have developed reflects modern equity valuation techniques and is based on those factors that are generally used in the valuation of equity securities.

        The existence of an over-subscribed or under-subscribed market on any given Trade Date will not affect the stock price on that Trade Date. However, our Board of Directors, when determining the stock price for a future Trade Date, may take into account the fact that there have been under-subscribed or over-subscribed markets on prior Trade Dates.

        Market Factor ("M").    "M" is the market factor, which is subjectively determined in the sole discretion of our Board of Directors. In determining the market factor, our Board of Directors will take into account factors the directors considered to be relevant in determining the fair market value of our common stock, including:

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  The market for publicly traded equity securities of companies comparable to us

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  The merger and acquisition market for companies comparable to us

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  The prospects for our future performance

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  General economic conditions

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  General capital market conditions

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  Other factors our Board of Directors deem appropriate

        Our Board of Directors has not assigned predetermined weights to the various factors it may consider in determining the market factor. A market factor greater than one would increase the price per share and a market factor less than one would decrease the price per share.

        In its discretion, our Board of Directors may change, from time-to-time, the market factor used in the valuation process. Our Board of Directors could change the market factor, for example, following a change in general market conditions that either increased or decreased stock market equity values for companies comparable to us, if our Board of Directors felt that the market change was applicable to our common stock as well. Our Board of Directors will not make any other changes in the method of determining the price per share of common stock unless in the good faith exercise of its fiduciary duties and, if appropriate, after consultation with its professional advisors, our Board of Directors determines that the method for determining the price per share of common stock no longer results in a stock price that reasonably reflects our fair market value on a per share basis.

        As part of the total mix of information that our Board of Directors considers in determining the "M" factor, our Board of Directors also may take into account company appraisal information prepared by The Environmental Financial Consulting Group, Inc. (EFCG), an independent appraiser engaged by the trustees of our benefit plans. In setting the stock price, our Board of Directors compares the total of the going concern and book value components used in the valuation methodology to the company enterprise appraisal provided by EFCG. If, after such comparison, our Board of Directors concludes that its initial determination of the "M" factor should be re-examined, our Board of Directors may review, and if appropriate adjust, the "M" factor. Since the inception of the program in January 2000 the sum total of the going concern and book value components used by our Board of Directors in setting the price for our common stock has always been within the appraised enterprise value of the company as provided quarterly by EFCG.

        Since the inception of the program on January 1, 2000, the "M" factor has not deviated from 1.0. In deciding that the "M" factor should remain unchanged, our Board of Directors has considered our performance, the performance of the engineering and construction industry as a whole, and our perception of our future prospects. Our Board of Directors believes that our industry, on the average, has out-performed the market. We believe that one reason for the favorable performance of this industry segment is that the revenues and earnings of the engineering and construction industry have faired better in the recent economic slowdown than those of many other industries. There can be no assurance that this industry or we will continue to have such relatively favorable results in the future.

        Profit After Tax ("P").    "P" is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the Trade Date. Our Board of Directors at its discretion may exclude from the calculation nonrecurring or unusual transactions. Nonrecurring or unusual transactions are developments that the market would not generally take into account in valuing an equity security. A change in accounting rules, for example, could increase or decrease net income without changing the fair market value of our common stock. Similarly, such a change could fail to have an immediate impact on the value of our common stock, but still have an impact on the value of our common stock over time. As a result, our Board of Directors believes that in order to determine the fair market value of our common stock, it needs the ability to review unusual events that affect net income.

        For example, on February 14, 2003, our Board of Directors excluded from the "P" parameter $6.7 million of profit, net of incentive accruals and related tax expenses. During the fourth quarter of 2002, we recorded $17.0 million of additional earnings from our joint venture, Kaiser-Hill, as a result of favorable performance on the Rocky Flats project for the DOE. Our Board of Directors determined that these additional earnings from the Rocky Flats project was an unusual transaction because it represents nonrecurring earnings that the market would not take into account in valuing comparable equity securities. Therefore, for stock valuation purposes, the impact on our profit after tax of $6.7 million was excluded from the "P" parameter in the four following Trade Dates. The exclusion for the Rocky Flats project will not be reflected in the "P" parameter past the December 5, 2003 Trade Date, because the "P" parameter reflects profit after tax for the four fiscal quarters immediately preceding the Trade Date. However, the exclusion remains in the "SE" (total shareholders' equity) parameter because it is part of our cumulative earnings history, i.e. it is an increase to our retained earnings.

        Total Shareholders' Equity ("SE").    "SE" is total shareholders' equity, which includes intangible items, as set forth on our most recently available quarterly or annual financial statements. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of our Board of Directors. On February 14, 2003 our Board of Directors excluded $14.7 million, net of tax, from the SE parameter as a result of a fourth quarter 2002 non-cash reduction in shareholders' equity for a minimum pension liability adjustment. This adjustment was required by accounting rules and essentially reflected the recent poor stock market performance of the investments held in our pension plans relative to their future benefit obligations. Because this adjustment is unusual and may reverse as investment markets rebound, and given that the market would not generally take such adjustments into account when valuing equity securities, our Board of Directors excluded it from the SE parameter for stock valuation purposes. Because of the volatility of the investment markets, similar accounting adjustments, up or down, may be required from time-to-time in the future. Going forward, it is the intent of our Board of Directors to generally exclude the minimum pension liability adjustments for stock valuation purposes.

        Common Stock Outstanding ("CS").    "CS" is the weighted-average number of shares of our common stock outstanding during the four fiscal quarters immediately preceding the Trade Date, calculated on a fully diluted basis. By "fully diluted" we mean that the calculations are made as if all outstanding options to purchase our common stock had been exercised and other "dilutive" securities were converted into shares of our common stock. In addition, an estimate of the weighted-average number of shares that we reasonably anticipate will be issued under our stock-based compensation programs and employee benefit plans is included in this calculation.

        The "CS" calculation is done on a fully-diluted basis since we believe that taking into account the issuance of all securities that will affect the per share value is a better representation of the share value over time. We have more than a 30-year history in making annual grants of stock-based compensation. Therefore, we believe that we have sufficient information to reasonably estimate the number of such "to be issued" shares and accrue for them during the year. This approach avoids an artificial variance in share value during the first calendar quarter of each year when the bulk of shares of common stock are issued by us pursuant to our employee benefit plans and stock based compensation programs.

        The following table shows a comparison of the "CS" value actually used by our Board of Directors to calculate stock prices on the dates indicated versus the year-to-date weighted-average number of shares of common stock as reflected in the diluted earnings-per-share calculation in our financial statements for the past three years.

Effective Date	CS (in thousands)	YTD Weighted-Average Number of Shares as reflected in Diluted EPS calculation (in thousands)
February 16, 2001	33,354	30,033
May 10, 2001	33,666	30,601
August 10, 2001	33,932	31,126
November 9, 2001	34,175	31,111
February 15, 2002	34,321	31,000
May 9, 2002	34,244	31,192
August 9, 2002	34,053	31,507
November 8, 2002	33,941	31,601
February 14, 2003	33,800	31,544
May 8, 2003	33,844	31,881
August 8, 2003	33,751	32,064
November 7, 2003	33,671	32,116
February 13, 2004	33,239	32,004

        Constant 7.8.    In the course of developing this valuation methodology, it became apparent to our Board of Directors that a multiple would be required in order for the stock price derived by this methodology to approximate our historical, pre-Internal Market stock price. Another objective of our Board of Directors when developing the valuation methodology was to establish the fair market value of our common stock using a market factor of 1.0. We believe that it was important to begin the Internal Market program with an "M" factor equal to 1.0 in order to make it easier for shareholders to understand future changes, if any, to the market factor.

        Therefore, the constant 7.8 was introduced into the formula. The constant 7.8 is the multiple that our Board of Directors determined is necessary (i) for the new stock price to approximate our historical stock price derived using the pre-Internal Market formula as well as (ii) to allow the use of the market factor of 1.0 at the beginning of the Internal Market program.

        We intend to announce the new stock price and the Trade Date approximately four weeks prior to each Trade Date. The information will be delivered by the broker to all employees, eligible consultants and eligible participants in the Internal Market. In addition, we will file a Current Report on Form 8-K disclosing the new stock price and all components used by our Board of Directors in determining such price in accordance with the valuation methodology described in this prospectus. Trade Dates are expected to occur approximately 75 days after the end of each fiscal quarter.

        We will also distribute the most current prospectus for common stock and our audited annual financial statements to all shareholders, as well as other employees and eligible consultants, and to participants in our Internal Market through the employee benefit plans. Such information will be distributed at the same time as our annual reports, proxy information and solicitations are distributed for voting instructions from shareholders and participants in the employee benefit plans each year.

        Current Price of Our Common Stock.    Starting in 2000, with the introduction of our Internal Market and its quarterly trades, our Board of Directors reviews the common stock price quarterly using the valuation methodology described above to set the price for the common stock. The prices of our common stock for the past three years, along with the various factors and values used by our Board of Directors to determine such common stock prices on each date, are as follows:

Effective Date	M	P (in thousands)	SE (in thousands)	CS (in thousands)	Price Per Share	Percentage Price Increase
February 16, 2001	1.0	24,531	133,992	33,354	9.75	16.1%
May 10, 2001	1.0	25,442	141,692	33,666	10.10	3.6%
August 10, 2001	1.0	26,894	147,003	33,932	10.51	4.1%
November 9, 2001	1.0	27,332	159,264	34,175	10.90	3.7%
February 15, 2002	1.0	27,917	166,886	34,321	11.21	2.8%
May 9, 2002	1.0	27,735	168,297	34,244	11.23	0.2%
August 9, 2002	1.0	28,277	172,122	34,053	11.53	2.7%
November 8, 2002	1.0	27,630	177,541	33,941	11.58	0.4%
February 14, 2003	1.0	26,547	194,954	33,800	11.89	2.7%
May 8, 2003	1.0	26,735	195,645	33,844	11.94	0.4%
August 8, 2003	1.0	25,840	204,512	33,751	12.03	0.7%
November 7, 2003	1.0	24,470	208,983	33,671	11.88	(1.3)%
February 13, 2004	1.0	23,804	215,638	33,239	12.07	1.6%

USE OF PROCEEDS

        The shares of common stock which may be offered by us are principally being offered to permit the acquisition of shares by the employee benefit plans as described herein and to permit us to offer shares of common stock on the Internal Market, at our discretion, because there are more buy orders than sell orders on a Trade Date. We do not intend or expect our portion of this offering to raise significant capital. Any net proceeds received by us from the sale of the common stock offered by us, after paying expenses of the offering, will be added to our general funds and used for working capital and general corporate purposes.

        It is anticipated that the majority of the sales of common stock on the Internal Market will be made by our shareholders and our employee benefit plans. We will not receive any proceeds from the sale of the shares of common stock that may be sold pursuant to this prospectus for the respective accounts of the selling shareholders identified herein. All shareholders selling common stock through the Internal Market, other than us and the trustees of the 401(k) Plan, will pay a commission equal to 2 percent of the proceeds of the sale. The commission will be used by the broker to defray the costs of establishing and maintaining the Internal Market.

DIVIDEND POLICY

        We do not currently anticipate paying any cash dividends on the common stock and intend to retain any future earnings to finance the growth and development of our business.

SELECTED FINANCIAL DATA

        The following data has been derived from our consolidated financial statements. In 2003 and 2002, the financial statements from which this data was derived were reported on by KPMG LLP, independent public accountants. Previously, the financial statements from which this data was derived were reported on by other independent auditors who have ceased operations. During the periods presented, we paid no cash dividends on our common stock. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto, included in our most recently filed Annual Report on Form 10-K incorporated herein by reference.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(dollars in thousands except per share data)
Statement of Operations Data:
Revenues	$2,154,332	$1,954,943	$1,923,436	$1,693,346	$1,172,153
Operating income	12,713	7,265	30,215	33,746	13,612
Net income	23,804	29,655	27,917	24,531	13,626
Net income per common share
Basic	0.77	0.97	0.93	0.83	0.46
Diluted	0.74	0.94	0.90	0.82	0.46
Balance Sheet Data:
Total assets	$748,666	$616,072	$548,277	$499,656	$355,791
Long-term debt including current maturities	9,334	12,045	10,411	14,467	21,296
Total shareholders' equity	200,174	180,301	166,886	133,992	97,092

EMPLOYEE BENEFIT PLANS AND DIRECT STOCK PURCHASES

        In addition to the Internal Market, we maintain a number of plans that provide benefits to our employees and employees of our affiliates. The general purposes of these plans are to provide our eligible employees and consultants with added incentives to continue in the long-term service of CH2M HILL and to provide financial incentives that are designed to help us attract, retain and motivate qualified employees and consultants. Under some of these plans, our employees and eligible consultants and employees and consultants of most of our affiliates may acquire common stock or beneficial interests in common stock held in trusts. Employees and eligible consultants may also purchase stock directly through the Internal Market. The material provisions of the plans are summarized below in general terms. We encourage you to read the plan documents, which will be made available to you on request and which have been filed as exhibits to the registration statement with the SEC. If you would like additional information about any of these plans or their administrators or trustees, please contact Samuel Iapalucci at CH2M HILL Companies, Ltd., 9191 S. Jamaica Street, Englewood, CO 80112, 303-771-0900.

	Plans at a Glance	How Plan Works	CH2M HILL Contribution
Stock Purchase And Deferred Compensation	Stock Purchase Plan	Payroll withholding (1%-15% of compensation) to purchase common stock with after-tax dollars	Currently, 10% of purchase price; thereafter, as determined by the Board of Directors
	Direct Stock Purchase	Purchase up to 5,000 shares on any Trade Date without CH2M HILL approval	None
		Request approval from Ownership and Incentive compensation Committee to purchase over 5,000 shares	None
	Pre-Tax Plan	Deferral of compensation to be paid at a later date in shares of common stock	For payroll deduction into the pre-tax deferred compensation plan at 10% of purchase price.
	Deferred Compensation Plans	Deferral of stock compensation to be paid at a later date in shares of common stock	DCP—None
EDCP—As part of Executive Deferred Compensation Plan, CH2M HILL contributes 4.75% of executives' contribution in excess of Section 401(a)(17) of the Internal Revenue Code limit.
Retirement Plan	401(k) Plan	Invest pre-tax for retirement via payroll withholding	Matching Contributions determined by each member employer limited to a percentage of compensation or a specified dollar amount
Defined contribution determined by each member employer, subject to Board approval and limitations set forth in the plan
Stock Incentives	Stock Grants (restricted and not restricted)	Grant of shares with or without vesting restrictions, with or without performance target requirements	Full value of shares awarded by CH2M HILL
	Stock Options	Right to purchase shares within 5 years at the stock price on the grant date, subject to 3-year vesting	Appreciation on the value of CH2M HILL shares over the option period
Stock Ownership Program	Option to buy or sell CH2M HILL common stock on an Internal Market run by an independent broker dealer	Limited market trades for common stock are operated four times a year through a broker not affiliated with CH2M HILL	CH2M HILL incurs the cost of operating the Internal Market in excess of the 2% commission paid by the sellers
Eligible participants can buy or sell common stock on each Trade Date at a price determined by the Board of Directors

Retirement and Tax-Deferred Savings Plan

        The Retirement and Tax-Deferred Savings Plan, a 401(k) Plan, is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC). This means that contributions to the 401(k) Plan receive favorable federal income tax treatment.

Employees Eligible to Participate in the 401(k) Plan

        All of our employees are eligible to participate in the 401(k) Plan, except:

  •
  Leased employees

  •
  Temporary employees

  •
  Employees of affiliates that have not adopted the 401(k) Plan

        As of January 1, 2003, none of our foreign affiliates have adopted the 401(k) Plan. Most of our domestic affiliates have adopted the 401(k) Plan but some of those domestic affiliates have not adopted the provisions of the 401(k) Plan relating to defined contributions or matching contributions. CH2M HILL and its affiliates that have adopted the 401(k) Plan are referred to in this description as member employers.

Timing of Participation in the 401(k) Plan

        Each eligible employee can participate in the 401(k) Plan with respect to employee contributions and matching contributions, if applicable, beginning on:

  •
  The first date of hire, or

  •
  The first day of the first full pay period that begins on or after the employee's date of hire

        Each eligible employee begins to participate in the 401(k) Plan with respect to defined contributions (if applicable), as of the first day of the first month that begins on or after the eligible employee completes a twelve month period of service during which the employee is credited with at least 1,000 hours of service.

Contributions to the 401(k) Plan

        Employee Contributions.    The 401(k) Plan allows a participant to elect to defer a portion of the participant's compensation for a calendar year, subject to limits, and to have that deferred amount contributed to the participant's employee contribution account in the 401(k) Plan.

        Matching Contributions.    Each member employer may, but is not required to, make matching contributions each calendar quarter. Matching contributions may be made in an amount that is based on a percentage of the employee's contributions for the calendar quarter up to 4 percent of the employee's base compensation, or limited to a specified dollar amount per employee. Matching contributions to the 401(k) Plan are generally made in cash.

        Defined Contributions.    Each member employer may, but is not required to, make defined contributions to the 401(k) Plan on behalf of that member employer's employees. The amount of each member employer's annual defined contribution, if any, is determined by our Board of Directors.

        Each member employer's defined contributions to the 401(k) Plan are allocated to the defined contribution accounts of eligible employees of that member employer. A participant in the 401(k) Plan is eligible to receive a defined contribution for a calendar year if any of the following apply:

  •
  The participant completed 1,000 hours of service during the calendar year and was employed by the member employer at the end of the calendar year

  •
  The participant retired during the calendar year at or after age 65, or age 55 if the participant has at least five years of service

  •
  The participant died during the calendar year

  •
  The participant became permanently disabled during the calendar year

        Each eligible participant receives a proportionate share of the member employer's defined contribution for the calendar year. Each eligible participant's proportionate share is determined by dividing that participant's eligible compensation for the calendar year by the total eligible compensation for the calendar year of all eligible participants. Eligible compensation is an employee's basic hourly wage, times the number of regular hours worked during the year. Eligible compensation for 2003 is limited to $200,000 under Section 401(a)(17) of the IRC.

        Rollover Contributions.    Participants or potential participants may transfer a rollover contribution from another qualified retirement plan to the 401(k) Plan.

        Contribution Limitations.    The maximum contribution for any calendar year which CH2M HILL or its affiliates may make to the 401(k) Plan for the benefit of a participant, (including employee contributions, but excluding rollover contributions), plus forfeitures, may not exceed the lesser of $30,000 or 25 percent of the participant's compensation for the calendar year. The $30,000 limit will be adjusted for cost of living in accordance with rules of the Secretary of the Treasury.

Investment of Contributions to the 401(k) Plan

        Defined contributions to the 401(k) Plan are normally invested entirely in our common stock.

        Employee contributions, rollover contributions, and matching contributions to the 401(k) Plan are invested in various investment alternatives selected by the trustees, as directed by the participants.

        As of January 1, 2004, the investment alternatives offered by the trustees are as follows:

    Domini Social Equity Fund

    Ariel Fund

    Fidelity Retirement Government Money Market Portfolio

    Managed Income Portfolio

    Fidelity Balanced Fund

    Fidelity Equity-Income Fund

    Spartan U.S. Equity Index Fund

    Fidelity Magellan Fund

    Fidelity Growth Company Fund

    PIMCO Mid Cap Growth Fund

    Janus Worldwide Fund

    Company Stock Fund (invested in common stock of CH2M HILL)

        The following tables summarize, as of the dates indicated, the investment performance of each of the investment funds for the last three years. The summary is based on an initial investment of $100 in each investment fund as of December 31, 2000. Past performance is not a guarantee of future results. The funds may, therefore, perform worse or better in the future than they performed in the past.

Domini Social Equity Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$87.24	(12.76)%
December 31, 2002	$69.19	(20.69)%
December 31, 2003	$87.96	27.13%

Ariel Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$114.21	14.21%
December 31, 2002	$108.29	(5.18)%
December 31, 2003	$138.66	28.04%

Fidelity Retirement Government Money Market Portfolio

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$104.09	4.09%
December 31, 2002	$105.69	1.54%
December 31, 2003	$106.57	0.83%

Managed Income Portfolio

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$105.84	5.84%
December 31, 2002	$111.18	5.05%
December 31, 2003	$115.97	4.31%

Fidelity Balanced Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$102.25	2.25%
December 31, 2002	$93.57	(8.49)%
December 31, 2003	$119.99	28.24%

Fidelity Equity-Income Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$94.98	(5.02)%
December 31, 2002	$78.68	(17.16)%
December 31, 2003	$102.25	29.96%

Spartan U.S. Equity Index Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$87.95	(12.05)%
December 31, 2002	$68.42	(22.21)%
December 31, 2003	$87.92	28.50%

Fidelity Magellan Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$88.35	(11.65)%
December 31, 2002	$67.45	(23.66)%
December 31, 2003	$84.19	24.82%

Fidelity Growth Company Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$74.69	(25.31)%
December 31, 2002	$49.71	(33.45)%
December 31, 2003	$70.27	41.36%

PIMCO Mid Cap Growth Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$80.47	(19.53)%
December 31, 2002	$64.06	(20.39)%
December 31, 2003	$83.72	30.69%

Janus Worldwide Fund

Valuation as of	Unit Value	Percent Change for Year
December 31, 2000	$100.00	—
December 31, 2001	$77.12	(22.88)%
December 31, 2002	$57.06	(26.01)%
December 31, 2003	$70.89	24.23%

CH2M HILL Common Stock Fund

Valuation as of	Unit Value	Percent Change for Year
February 18, 2000	$6.34	—
February 16, 2001	$9.75	53.78%
February 15, 2002	$11.21	14.97%
February 14, 2003	$11.89	6.07%
February 13, 2004	$12.07	1.51%

        For a brief description of our financial performance, please see "Internal Market Information—Price of Common Stock" on page 24.

        Except for investments in the Company Stock Fund, participants may transfer amounts among the investment alternatives in accordance with rules established by the trustees.

        Amounts invested in the Company Stock Fund, other than defined contributions, which are always invested in common stock, may be transferred into other investment alternatives only as of a Trade Date. If a participant wishes to transfer amounts invested in the Company Stock Fund into another investment alternative as of a Trade Date, the trustees will direct the sale in the Internal Market of an appropriate number of shares of common stock held in the Company Stock Fund on that Trade Date. If only a portion of the common stock offered for sale by the 401(k) Plan in the Internal Market is sold, only that portion of the participant's investment in the Company Stock Fund will be transferred into the other investment alternatives. The remaining portion of the participant's investment in the Company Stock Fund will remain in the Company Stock Fund. Thus, a participant's ability to transfer amounts out of the Company Stock Fund may be restricted. A participant considering an investment in the Company Stock Fund should read this entire Prospectus, particularly the sections entitled "Risk Factors" and "Internal Market Information."

        Amounts invested in investment alternatives other than the Company Stock Fund may not ordinarily be transferred into the Company Stock Fund. However, we may from time-to-time permit the transfer of amounts held in other investment alternatives into the Company Stock Fund, subject to any restrictions and conditions that the trustees deem to be appropriate.

        It is the current intent of the trustees to keep all amounts allocated to the Company Stock Fund invested in common stock.

Vesting in Accounts in the 401(k) Plan

        Each participant in the 401(k) Plan is, at all times, 100 percent vested in amounts allocated to the participant's rollover contribution account and employee contribution account.

        Amounts allocated to a participant's defined contribution account and matching contribution account are subject to the following vesting schedule depending on whether the participant is employed by Operations Management International, Inc. (OMI):

Completed Years of Service	Amount Vested (OMI Employees)	Amount Vested (non-OMI Employees)
1	20%	0%
2	40%	20%
3	60%	40%
4	80%	60%
5	100%	80%
6	100%	100%

        A participant's defined contribution account and matching contribution account become fully vested if the participant is still employed by CH2M HILL or an affiliate and any of the following occurs:

  •
  The participant reaches age 65, or age 55 if the participant has at least five years of service

  •
  The participant becomes permanently disabled

  •
  The participant dies

Loans from the 401(k) Plan

        Loans from the 401(k) Plan are available to any participant who is an active employee of CH2M HILL or an affiliate. The total amount of a loan to a participant from the 401(k) Plan may not exceed $50,000. This $50,000 limit is reduced by the participant's highest outstanding loan balance during the twelve months before the date on which a loan is obtained. The total amount of a loan to a participant in the 401(k) Plan is further limited to 50 percent of the participant's vested interest in the participant's employee contribution, matching contribution and rollover contribution accounts in the 401(k) Plan. The loan may not exceed the portion of the combined amount in these accounts invested in investment alternatives other than the Company Stock Fund. The minimum loan amount is $1,000. A participant may only have one loan outstanding at any time.

        A loan must be repaid within five years, unless the loan is used to acquire the principal residence of the participant, in which case the term of the loan may be up to 25 years. Loan payments must be repaid through payroll deductions. Loans are secured by up to 50 percent of the participant's vested account balance in the 401(k) Plan. Loans bear interest at the interest rates in effect at the CH2M HILL Federal Credit Union at the time the loan is granted.

Distributions and Withdrawals from the 401(k) Plan

        If a participant in the 401(k) Plan terminates employment with us and if the value of the vested portion of the participant's account in the 401(k) Plan does not exceed $5,000, the vested portion of the participant's account in the 401(k) Plan will be distributed to the participant in a lump sum cash payment as soon as reasonably practicable.

        If a participant in the 401(k) Plan terminates employment with us and if the value of the vested portion of the participant's account in the 401(k) Plan is greater than $5,000, the participant may request an immediate distribution or may elect to defer distribution until a later date. If distribution is deferred, the participant's account will remain invested in accordance with the 401(k) Plan until the participant requests distribution. In any case, distribution from the 401(k) Plan must begin when the participant reaches age 70 1/2.

        A participant who has reached age 59 1/2 may request a distribution of the participant's employee contribution account or the participant's rollover account even if the participant has not terminated employment with CH2M HILL and our affiliates.

        When a participant requests a distribution from the 401(k) Plan, the distribution will be made in cash in a lump sum as soon as reasonably practicable. If the participant's account in the 401(k) Plan includes common stock, the portion of the participant's account invested in common stock will be distributed in cash as soon as reasonably practicable after the common stock is sold on the Internal Market or to CH2M HILL. We intend to purchase from the 401(k) Plan on each Trade Date sufficient common stock to permit distributions to all participants whose requests for distributions are pending. On some Trade Dates, however, we may not purchase from the 401(k) Plan sufficient common stock to permit distributions to all participants whose requests for distributions are pending. In that case, distribution of some or all of the portion of a participant's account invested in common stock may be delayed until a subsequent Trade Date.

        If a participant dies while employed by CH2M HILL or an affiliate, distribution of the participant's account in the 401(k) Plan will be made to the participant's spouse or, if the participant's spouse has given proper consent or if the participant has no spouse, to the beneficiary designated by the participant. A surviving spouse of a deceased participant may delay distribution of the participant's account in the 401(k) Plan for up to five years from the date of death or until the participant would have reached age 70 1/2 whichever is later. A distribution from the account will be made in accordance with the procedures described in the previous paragraph.

        The 401(k) Plan permits a participant to obtain a hardship withdrawal from the participant's employee contribution account or rollover contribution account if there is an immediate and heavy financial need which may not reasonably be met by the participant's other resources. The amount of a hardship withdrawal may not exceed the amount required to meet the immediate financial need, including any taxes or penalties resulting from the withdrawal, and may be subject to various other limitations.

Administration

        The 401(k) Plan is administered by the trustees. The trustees have the power to supervise the 401(k) Plan operations, including the power and authority to do all of the following:

  •
  Allocate fiduciary responsibilities among the fiduciaries of the 401(k) Plan

  •
  Designate agents to carry out responsibilities relating to the 401(k) Plan

  •
  Employ legal, actuarial, accounting, and other assistance as the trustees may deem appropriate in carrying out the terms of the 401(k) Plan

  •
  Establish rules and regulations for the administration of the 401(k) Plan

  •
  Administer, interpret, construe and apply the plan and determine questions relating to eligibility, the amount of any participant's service and the amount of benefits to which any participant or beneficiary is entitled

  •
  Determine the manner in which the 401(k) Plan's assets are disbursed

Pass-Through Voting and Tendering of Common Stock

        Each participant in the 401(k) Plan has the right to instruct the trustees on a confidential basis how to vote the participant's interest in common stock held in the 401(k) Plan. The trustees will vote all allocated shares held in the 401(k) Plan as to which no voting instructions are received, together with all unallocated shares held in the 401(k) Plan, in the same proportion as the allocated shares for which voting instructions have been received are voted. The trustees are required to notify participants of their pass-through voting rights prior to each meeting of shareholders.

        In the event of a tender or exchange offer for the common stock, each participant in the 401(k) Plan has the right to instruct the trustees on a confidential basis whether or not to tender or exchange the participant's proportionate interest in common stock held in the 401(k) Plan. The trustees will not tender or exchange any allocated shares unless instructions are received from participants. Shares held in the 401(k) Plan which have not yet been allocated to the accounts of participants will be tendered or exchanged by the trustees in the same proportion as the allocated shares held in the 401(k) Plan are tendered or exchanged.

        The trustees' duties with respect to voting and tendering of common stock are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974 (ERISA). These fiduciary provisions of ERISA may require, in limited circumstances, that the trustees override the votes, or decisions whether or not to tender, of participants with respect to common stock and to determine, in the trustees' best judgment, how to vote the shares or whether or not to tender the shares.

Trustees of the 401(k) Plan

        The current trustees of the 401(k) Plan are Robert C. Allen, Samuel H. Iapalucci, Stan Vinson, Sharon Schlechter, and M. Catherine Santee, all of whom are officers of CH2M HILL or our affiliates.

        Generally, the trustees have all the rights afforded a trustee under applicable law. Subject to limitations in the 401(k) Plan, the trustees' rights include, but are not limited to, the right to:

  •
  Invest and reinvest the funds held in the 401(k) Plan's trust in any investment of any kind

  •
  Retain or sell the securities and other property held in the 401(k) Plan's trust

  •
  Consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the 401(k) Plan's trust

  •
  In the case of our common stock, such rights are subject to the participants' pass-through voting rights and right to instruct the trustees in the event of a tender or exchange offer

  •
  Exercise all the rights of the holder of any security held in the 401(k) Plan's trust, including the right to vote such securities

  •
  In the case of our common stock, such rights are subject to the participants' pass-through voting rights

  •
  Vote proxies and exercise any other similar rights of ownership

  •
  Lend to participants in the 401(k) Plan such amounts as may be permitted under the 401(k) Plan

        The trustees receive no compensation from the 401(k) Plan for their service as trustees of the 401(k) Plan. Expenses incurred in the establishment, administration and operation of the 401(k) Plan are paid by the 401(k) Plan unless we elect to pay such expenses.

Administrative Services

        We have entered into an agreement with Fidelity Institutional Retirement Services Company to provide recordkeeping and other administrative services to the 401(k) Plan. Fidelity's fees for these services are paid by the 401(k) Plan.

Account Statements

        Each participant is furnished with a quarterly statement of the participant's account in the 401(k) Plan.

Amendment and Termination

        We have reserved the right to amend the 401(k) Plan at any time, for any reason and without prior notice, except that no such amendment may have the effect of:

  •
  Generally causing any assets of the 401(k) Plan's trust to be used for or diverted to any purpose other than providing benefits to participants and their beneficiaries and defraying expenses of the 401(k) Plan, except as permitted by applicable law

  •
  Depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment with us terminated immediately prior to the amendment

  •
  Increasing the liabilities or responsibilities of the trustees without their written consent

        We have also retained the right to terminate the 401(k) Plan at any time and for any reason. In addition, we may discontinue contributions to the 401(k) Plan, but any such discontinuation does not automatically terminate the 401(k) Plan as to funds and assets then held by the trustees.

ERISA

        The 401(k) Plan is subject to ERISA, including reporting and disclosure obligations, fiduciary standards and prohibited transaction rules. Since the 401(k) Plan is an individual account plan under ERISA, it is not subject to the jurisdiction of the Pension Benefit Guaranty Corporation under Title IV of ERISA and none of the 401(k) Plan's benefits are guaranteed by the Pension Benefit Guaranty Corporation.

Federal Income Tax Consequences

        The following paragraphs summarize the material federal income tax consequences of participating in the 401(k) Plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the 401(k) Plan. This summary does not address state or local tax issues, which may be significant. Each participant in the 401(k) Plan should consider obtaining professional tax advice with respect to the 401(k) Plan's tax impact on that participant.

        The 401(k) Plan is intended to qualify under Section 401(a) of the IRC. Qualification under Section 401(a) of the IRC generally produces the following federal income tax results with respect to contributions, income and earnings, and distributions and loans from, the 401(k) Plan.

        Contributions to the 401(k) Plan.    A participant will not be subject to federal income tax on CH2M HILL contributions to the 401(k) Plan at the time those contributions are made.

        A participant in the 401(k) Plan who makes employee contributions will exclude the amount of those employee contributions from the participant's gross income.

        Neither the participant nor CH2M HILL will be subject to federal employment taxes on CH2M HILL contributions to the 401(k) Plan. Employee contributions to the 401(k) Plan will be subject to federal employment taxes.

        The 401(k) Plan will not be subject to federal income tax on contributions made to the 401(k) Plan by CH2M HILL.

        Subject to limits contained in the 401(k) Plan, we will be able to deduct the amounts that we contribute to the 401(k) Plan, including amounts contributed to the 401(k) Plan as employee contributions. The amount of our deduction will generally be equal to the amount of the contributions.

        Income and Appreciation of the 401(k) Plan.    Participants will not be subject to federal income tax on income or appreciation in their accounts in the 401(k) Plan until distributions are made or deemed to be made to the participant.

        The 401(k) Plan will not be subject to federal income tax on its income or appreciation, except to the extent that the 401(k) Plan realizes unrelated business taxable income.

        Distributions from the 401(k) Plan.    Distributions from the 401(k) Plan will be subject to federal income tax under complex rules that apply generally to distributions from all tax-qualified retirement plans.

        In general, a distribution from the 401(k) Plan will be taxable in the year of receipt as ordinary income unless the recipient is eligible for and elects to make a qualifying "rollover" to an individual retirement account or to another qualified plan.

        An early distribution from the 401(k) Plan will result in an additional 10 percent tax on the taxable portion of the distribution. Early distributions are all distributions made before the participant has reached age 59 1/2 unless:

  •
  The participant is permanently disabled

  •
  The distribution is made after termination of employment due to the death of the participant

  •
  The distribution is made after termination of employment to a participant who terminated employment during or after the calendar year the participant attained the age of 55

        Exceptions from the 10 percent additional tax apply to distributions that are rolled over to an individual retirement account or to another qualified plan and to distributions that are used for deductible medical expenses.

        A participant, or the participant's spouse in the event of the participant's death, who receives a distribution from the 401(k) Plan, other than mandatory distributions after age 70 1/2, and wishes to defer immediate tax on the distribution, may transfer or "rollover" all or part of the distribution to an individual retirement account. The participant may rollover the distribution to another qualified retirement plan. To be effective, the rollover must be completed within 60 days of receipt of the distribution. Alternatively, the participant or spouse may request a direct transfer from the 401(k) Plan to an individual retirement account or, in the case of the participant, to another qualified retirement plan.

        A participant or a participant's spouse who does not arrange a direct transfer to an individual retirement account or to another qualified plan will be subject to federal income tax withholding at a rate of 20 percent of the distribution, even if the participant or spouse later makes a rollover.

        A participant or the participant's spouse who makes a valid rollover to an individual retirement account or to another qualified plan will defer payment of federal income tax until such time as such participant or spouse actually begins to receive distributions from the individual retirement account or other qualified plan.

        Loans from the 401(k) Plan.    A loan from the 401(k) Plan is generally not considered to be a distribution and is not subject to federal income tax when made. Interest paid by the participant on a loan from the 401(k) Plan will generally not be deductible.

Stock Option Plan

        Our Board of Directors adopted and shareholders approved the 1999 Stock Option Plan in 1998. The plan is effective as of January 1, 1999. The Board adopted the 2004 Stock Option Plan in February 2004 and the plan will be submitted for shareholders approval at the 2004 Annual Shareholders Meetings. Subject to shareholders approval the plan will be effective as of January 1, 2004, although options under the plan will not be granted until and unless the shareholders approve the plan. The stock option plans are not subject to ERISA.

        Shares issued when an option is exercised will be subject to transfer restrictions contained in our Restated Bylaws as are other shares of common stock. Unless previously terminated by us, the 1999 Stock Option Plan will terminate on December 31, 2008. Unless previously terminated by us, the 2004 Stock Option Plan will terminate on December 31, 2014.

Administration of the Stock Option Plan

        The stock option plan is administered by the Ownership and Incentive Compensation Committee (O&IC Committee). The O&IC Committee is appointed by our Board of Directors. The O&IC Committee consists of two or more members of our Board of Directors and other individuals appointed by our Board of Directors.

        The membership of the O&IC Committee changes from time-to-time. For the latest list of O&IC Committee members please contact Corporate Assistant Secretary, Elizabeth McAdams.

        The O&IC Committee decides which of our eligible participants, who are our employees, directors and consultants will be granted options to buy common stock under the stock option plan. The O&IC Committee also determines all of the terms and conditions of each stock option granted under the stock option plan, such as:

  •
  The manner in which the stock option may be exercised

  •
  Whether there are conditions that must be met before the stock option may be exercised

  •
  The exercise price that must be paid in order to buy common stock upon exercise of each stock option

  •
  When the stock option becomes vested and may be exercised

  •
  Whether or under what circumstances the optionee will receive interests in the pre-tax or after-tax deferred compensation trusts in lieu of common stock upon exercise of the stock option

        We intend to grant stock options at the fair market value of the common stock on the day that a stock option is granted, which is the price for the common stock in effect at the time of the grant. In any case, the exercise price cannot be less than 90 percent of the fair market value of the common stock on the day that the stock option is granted. Although the Stock Option Plan permits the issuance of both "incentive" and "nonqualified" stock options, at present the O&IC Committee does not intend to issue incentive stock options and has not issued any such options since the inception of our stock option program. No incentive stock options will be granted unless we first provide appropriate disclosure to potential recipients.

        The O&IC Committee is not required to provide the same terms and conditions in each stock option agreement. Stock options granted to different participants or at different times may contain different terms and conditions, including different exercise prices.

Limits on Stock Options Granted Under the Stock Option Plans

        Under the 1999 Stock Option Plan, the O&IC Committee may grant stock options for up to 8,000,000 shares of common stock, subject to adjustments. As of February 13, 2004, 7,107,717 stock options had been issued under the plan. Once the 2004 Stock Option Plan is approved by shareholders, the O&IC Committee will be able to grant stock options for up to 5,000,000 additional shares under the plan. No options have been granted under this plan as of February 13, 2004 and no options will be granted until and unless the shareholders approve the plan.

Stock Options May Be Restricted

        The O&IC Committee may provide in the grant of a stock option that the exercise of the stock option is restricted or conditional. For example, the O&IC Committee may provide in the grant of a stock option that the stock option cannot be exercised unless the optionee agrees to sell the common stock acquired as a result of the exercise in the Internal Market or agrees to transfer the common stock acquired to a deferred compensation trust.

What is Vesting?

        A participant who receives options usually has to earn them over time by staying with CH2M HILL.

        We expect that most options will be vested over three years:

  •
  25% vested one year from the date of grant

  •
  25% more vested two years from the date of grant

  •
  The remaining 50% vested three years from the date of grant

        You may not exercise an option until it is vested. Options are not transferable.

Exercise of Stock Options

        If the O&IC Committee grants a stock option to a participant, the participant may exercise the stock option after all conditions described in the stock option agreement, including vesting, have been met and before the stock option expires.

        The participant may exercise a stock option by following the procedures for exercise described in the stock option agreement. These procedures will include providing us written notice of exercise, paying the exercise price, and paying any amount required for federal, state, or local income tax withholding as a result of the employee's exercise of the stock option as described below. The procedures may also include other requirements imposed by the O&IC Committee from time-to-time.

Payment for Common Stock Acquired through the Exercise of Stock Options Granted under the Stock Option Plan

        Payment for shares of common stock bought pursuant to the exercise of a stock option may be made in cash or a personal check payable to CH2M HILL.

        Unless the O&IC Committee provides otherwise, payment for stock option exercises may also be made by surrendering to CH2M HILL shares of common stock already owned by the participant and held for more than six months. If the participant uses shares of common stock that the participant already owns as payment for the exercise of a stock option, then the number of shares given to the participant upon exercise will be the difference between the number of shares bought through the stock option exercise and the number of shares already owned by the participant.

        Payment may also be made in a combination of cash, a personal check, and shares of common stock, unless the O&IC Committee provides that payment by shares of common stock will not be allowed. If shares of common stock owned by the participant are used to pay all or part of the purchase price, the value assigned to each share will be equal to the price of the common stock on the date of exercise of the stock option.

Expiration of Stock Options Granted Under the Stock Option Plan

        A stock option granted to a participant may not be exercised after the stock option expires. A stock option expires on the expiration date set forth in the stock option agreement. The O&IC Committee generally intends to grant stock options that expire five years after the date on which the stock options are granted.

        Regardless of the date stated in the stock option agreement, a stock option granted under the stock option plan and not previously exercised will terminate 15 days after the participant terminates employment with us voluntarily, unless the stock option agreement provides that the stock option may be exercised after termination of employment.

        The O&IC Committee generally intends to permit the exercise of a stock option granted under the stock option plan within ninety days after termination of employment with us due to retirement. If a participant terminates employment with us due to disability or death, the O&IC Committee generally intends to permit the stock option to be exercised within one year after the date on which the participant's employment terminates due to the disability or death.

        A participant may work for an affiliate of CH2M HILL that becomes ineligible to participate in the stock option plan. For example, an affiliate may become ineligible to participate because our interest in the affiliate is sold. In that case, stock options held by the participant will become immediately exercisable, but the participant will be considered to terminate employment with us on the day that the affiliate becomes ineligible to participate in the stock option plan. Therefore, the participant will be able to exercise the stock options only if and to the extent that the stock option agreement permits the participant to exercise the stock options on termination of employment.

Amendment and Termination of the Stock Option Plan

        Our Board of Directors may amend or terminate the stock option plan at any time. Any amendment or termination of the stock option plan will not change the terms of any stock option agreement already in place at the time of such amendment or termination unless the participant agrees to such change. The following changes may not be made by our Board of Directors without shareholder approval:

  •
  Increasing the number of shares of common stock available under the stock option plan

  •
  Reducing the minimum price at which stock options may be granted under the stock option plan

  •
  Changing the class of participants who may be granted stock options under the stock option plan

        The stock option plan will terminate on December 31, 2008. No stock options will be granted under the stock option plan after that date. Any stock option agreement already in place on December 31, 2008, will remain in effect until the stock options covered by that stock option agreement are exercised or expire.

Corporate Reorganization, Sale of Assets, or Change in Control

        If we experience a stock split, a stock dividend, a recapitalization, or a similar transaction that changes the number of outstanding shares of common stock without receipt of payment by CH2M HILL, the O&IC Committee will adjust the number of shares of common stock that may be bought under outstanding stock options and the exercise price that must be paid to buy shares of common stock under outstanding stock options, in order to reflect the change in the common stock.

        If we experience a change in control, then all outstanding stock options granted under the stock option plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met. For purposes of this provision, a change in control of CH2M HILL occurs when one person or a group of persons, other than an employee benefit plan, acting jointly, acquires at least 25 percent of our common stock. A change in control can also occur when we agree to a merger in which we are not the surviving company, or when we dispose of a majority of our assets.

        For example, if we experience a merger, liquidation, reorganization, or similar transaction in which we are not the surviving corporation, the O&IC Committee will either:

  •
  Convert outstanding stock options into comparable options to buy stock in the surviving corporation; or

  •
  Require that outstanding stock options be exercised within a specific period of time before the effective date of the transaction or be forfeited.

        In connection with the transaction, if there is not a change in control of CH2M HILL, the O&IC Committee may, but is not required to, provide that any outstanding stock options granted under the stock option plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met.

Federal, State, and Local Income Tax Withholding

        The federal income tax consequences of the grant and exercise of stock options under the stock option plan are described below. The stock option plan is not intended to qualify under Section 401(a) of the IRC. Sometimes the exercise of a stock option or the sale of shares of common stock bought through the exercise of a stock option may produce compensation income to a participant. In that case, your employer may be required to withhold federal, state, and local income taxes with respect to the amount of compensation income you recognized, as though that amount was paid to you by your employer. Your employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, your employer paid to you. Alternatively, your employer may require you to pay the amount necessary to satisfy the withholding obligation. The payment of the amount necessary to satisfy the withholding obligation may be a prerequisite to the exercise of a stock option granted under the stock option plan.

Are Options Taxable?

        No. For tax purposes, options are not treated as having monetary value when they are granted to employees. Thus, they do not have an impact on your taxes when granted. After you exercise an option, however, the difference between the exercise price and the common stock price in effect at that time is taxed as ordinary income.

Federal Income Tax Consequences of Stock Options Granted Under the Stock Option Plan

        This summary of the material federal income tax consequences of the grant and exercise of stock options under the stock option plan does not address every federal income tax issue that may arise and does not address foreign, state or local tax issues, which may be significant.

        This summary does not address the tax consequences for incentive stock options because the O&IC Committee does not intend to grant incentive stock options.

        Each holder of stock options granted under the stock option plan should consider obtaining professional tax advice with respect to the tax impact of their stock options.

        Exercise of Nonqualified Stock Options With Cash.    Generally, an individual will not be taxed when a stock option is granted. Instead, at the time the individual exercises a stock option, the individual will recognize ordinary income for federal income tax purposes. The amount of ordinary income recognized by the individual will be equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. We are generally entitled to a federal income tax deduction at that time and in the same amount that the individual realizes as ordinary income.

        If common stock bought through the exercise of a stock option is later sold or exchanged, then the difference between the sale price and the fair market value of the common stock on the date of exercise will be recognized as gain or loss to the seller. If the common stock is a capital asset in the seller's hands, the gain or loss on the sale will be long-term or short-term capital gain or loss, depending on whether the holding period for the common stock at the time of sale is more than 12 months or 12 months or less, respectively.

        When an individual exercises a stock option into interests in a deferred compensation trust, the individual does not recognize any gain or loss as a result of the exercise of the stock option. However, when the interests in a deferred compensation trust which were obtained through the exercise of stock options are surrendered and the underlying shares of stock are sold resulting in a cash payment to the individual that event will be taxed as ordinary income in an amount equal to the fair market value of the stock less the exercise price previously paid by the individual.

        Exercise of Nonqualified Stock Options With Shares of Common Stock.    If payment of the exercise price under a stock option is made by surrendering previously owned shares of common stock, the following rules apply:

  •
  No gain or loss will be recognized as a result of the tendering of shares in exchange for an equal number of shares available through the exercise of nonqualified stock options

  •
  Any additional shares received will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise

Payroll Deduction Stock Purchase Plan

        We have established the stock purchase plan for the benefit of our employees and employees of certain of our affiliates. The stock purchase plan provides for the purchase of common stock through payroll deductions by participating employees. The stock purchase plan is intended to qualify under Section 423 of the IRC. The stock purchase plan is not intended to qualify under Section 401(a) of the IRC. The stock purchase plan is not subject to ERISA.

Administration of the Stock Purchase Plan

        The stock purchase plan is administered by the O&IC Committee, which is the same committee that administers the stock option plans, described above.

        The O&IC Committee decides which of our affiliates will be eligible to participate in the stock purchase plan. The O&IC Committee also decides whether employees must meet eligibility requirements in order to participate in the stock purchase plan.

        The O&IC Committee may adopt rules for the administration of the stock purchase plan. The O&IC Committee interprets the stock purchase plan. The O&IC Committee's decisions on any questions that arise under the stock purchase plan are binding on all persons, including CH2M HILL and any employee who participates in the stock purchase plan.

Employees Eligible to Participate in the Stock Purchase Plan

        Generally, all of our employees and any participating affiliate may participate in the stock purchase plan. The O&IC Committee decides which of our affiliates may participate in the stock purchase plan.

        The O&IC Committee intends to exclude employees who normally work less than 20 hours per week and employees who normally work five or fewer months in a year from participating in the stock purchase plan.

        Any employee who owns 5 percent or more of CH2M HILL or of any subsidiary of CH2M HILL is excluded from participating in the stock purchase plan.

        An employee who terminates employment with CH2M HILL and all participating affiliates is no longer eligible to participate in the stock purchase plan. For this purpose, termination of employment includes death, disability, retirement, transfer to an affiliate that is not eligible to participate in the stock purchase plan, or any other termination of employment. If an employee becomes ineligible to continue participating in the stock purchase plan, any amount held in the employee's stock purchase account will be distributed to the employee.

Participating in the Stock Purchase Plan

        In order to participate in the stock purchase plan, an employee must deliver a written payroll deduction authorization form to the plan administrator of the stock purchase plan. The payroll deduction authorization form will tell the eligible employee's employer to withhold a specific percentage of the eligible employee's pay to be used to buy common stock under the stock purchase plan. The payroll deduction authorization form must provide for the deduction of at least 1 percent of the employee's pay, but no more than 15 percent of the employee's pay, in a whole number percentage. The employee may change the specified percentage at any time. However, an employee cannot purchase more than $25,000 of common stock under the stock purchase plan in any calendar year.

Purchases of Common Stock Under the Stock Purchase Plan

        We use the amount in the employee's stock purchase account to buy common stock for the employee on each Trade Date.

        Each year, our Board of Directors will decide what percentage of the purchase price of common stock we will contribute toward the purchase of common stock under the stock purchase plan during that year. Our percentage may be as low as 0 percent or as high as 15 percent. Since the inception of the program in 2000, we have contributed 10 percent toward the purchase of common stock under the plan. At present, we do not anticipate that this contribution percentage will change, but our Board of Directors reserves its discretion to change the percentage of contribution at its discretion. The percentage contribution will not be changed unless we first provide appropriate disclosure to plan participants. We will not actually contribute any amount to the employee's payroll deduction stock purchase account. Instead, we will add the contribution percentage to the amount in the employee's stock purchase account and use the combined amount to purchase common stock on each Trade Date. We will either buy the common stock on each Trade Date in the Internal Market, if available, or we will issue new shares of common stock to make common stock available for stock purchase plan buys.

Reservation of Common Stock for Purchase Under the Stock Purchase Plan

        Currently we have reserved 3,000,000 shares of common stock to be sold under the stock purchase plan. We are submitting a proposal to our shareholders for approval at the 2004 Annual Shareholders Meeting to increase this amount to 13,000,000 shares of common stock. The number of shares of common stock reserved for sale under the stock purchase plan can be changed by the O&IC

Committee to reflect any stock split, stock dividend, recapitalization, or similar transaction that we may experience.

Restrictions on Common Stock Bought Through the Stock Purchase Plan

        All shares of common stock bought through the stock purchase plan will be subject to the restrictions on common stock contained in our Restated Bylaws.

        An employee is not permitted to purchase common stock under the stock purchase plan if doing so would cause the employee to own more shares of common stock than the employee is permitted to own under our Restated Bylaws.

Amendment and Termination of the Stock Purchase Plan

        Our Board of Directors may amend or terminate the stock purchase plan at any time. However, our Board of Directors may not increase the number of shares of common stock reserved for sale under the stock purchase plan unless our shareholders also approve that change.

        Unless previously terminated by CH2M HILL, the stock purchase plan will terminate on December 31, 2007.

Federal, State, and Local Income Tax Withholding

        The federal income tax consequences of purchasing common stock under the stock purchase plan are described below. Sometimes the sale of shares of common stock bought through the stock purchase plan may produce compensation income to an employee. In that case, the employee's employer may be required to withhold federal, state, and local income tax with respect to the amount of compensation income recognized by the employee, as though that amount was paid to the employee by the employer as wages. The employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, paid by the employer to the employee or by having us withhold the required amount from any amount that we may owe the employee upon a repurchase of the shares of common stock.

Federal Income Tax Consequences of Purchases of Common Stock Under the Stock Purchase Plan

        The following paragraphs summarize the material federal income tax consequences of participation in the stock purchase plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the stock purchase plan. This summary does not address foreign, state or local tax issues, which may be significant. Each participant in the stock purchase plan should consider obtaining professional tax advice with respect to the tax impact on that participant of participation in the stock purchase plan.

        Federal Income Tax Consequences for the Participant.    With respect to most of the participating affiliates, the stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the IRC. This means that, with respect to purchases of common stock under the stock purchase plan by employees of those affiliates:

  •
  The participant will not recognize income for federal income tax purposes when the participant buys shares of common stock under the stock purchase plan.

  •
  The participant will recognize ordinary income when the participant disposes of the common stock bought under the stock purchase plan.

  •
  The amount of ordinary income recognized by the participant when the participant disposes of shares of common stock bought under the stock purchase plan depends on whether the participant held the shares for at least two years before disposing of them. If the participant held the shares for at least two years after the date on which the shares were bought for the participant's account under the stock purchase plan, the participant will recognize ordinary income when the shares are sold or otherwise disposed of. The amount of the ordinary income is equal to the smaller of:

      (i)
      the amount by which the fair market value on the purchase date exceeded the amount paid for the shares, or

      (ii)
      the amount by which the fair market value on the date of disposition exceeds the amount paid for the shares.

    If the participant dies while owning shares of common stock bought under the stock purchase plan, ordinary income is recognized in the year of death in the amount described in the previous sentence.

  •
  If the participant disposes of shares of common stock bought under the stock purchase plan before the two year holding period expires, the participant will recognize ordinary income at the time of the disposition. The amount of the ordinary income recognized by the participant will be the amount by which the fair market value of the shares on the purchase date exceeded the amount paid for the shares, even if the disposition is at a loss.

  •
  If the common stock is a capital asset in the hands of the participant, additional gain on the disposition of the shares of common stock, if any, will be short-term or long-term capital gain depending on whether the participant held the shares of common stock for 12 months or less, or for more than 12 months, respectively.

        In the cases discussed above, other than in the case of the participant's death, the amount of ordinary income recognized by the participant is added to the purchase price paid by the participant in order to determine the amount of gain or loss from the disposition of the shares.

        With respect to the portion of the stock purchase plan that is not intended to be qualified as an employee stock purchase plan under Section 423 of the IRC, a participant purchasing shares will recognize compensation income at the time of the purchase of shares of common stock under the stock purchase plan. The amount of this compensation income will be the amount by which the fair market value of the shares on the purchase date exceeds the amount of the purchase price paid by the participant.

        Tax Consequences for CH2M HILL.    We will not be entitled to a deduction at any time with respect to shares sold under the portion of the stock purchase plan that is intended to qualify as an employee stock purchase plan under Section 423 of the IRC, if the participant buying the shares does not dispose of the shares before the two-year holding period expires. If the participant disposes of the shares prior to the expiration of the two-year holding period, we are allowed a federal income tax deduction that is equal to the amount of ordinary income recognized by the participant.

Pre-Tax Deferred Compensation Plan

        Since 2000, we have maintained the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plans (Pre-Tax Plan) and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plans. We have maintained these plans to allow those of our employees who were not otherwise eligible to hold our common stock directly to participate in the company's benefit programs including the Internal Market. These special deferred compensation plans are not subject to ERISA.

        In 2004, we decided to discontinue the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plans and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plans. The After-Tax Plan will terminate effective March 31, 2004, and the Pre-Tax Plan will terminate during the course of 2004 to allow for an orderly transition to other benefit plan opportunities. Employees who have participated in these plans in the past would continue to hold their interests until they elect to dispose of them in accordance with the terms of the plans. Employees who previously were eligible to participate in these plans will now be eligible to participate in the benefit plans that include direct ownership of our common stock.

        In connection with the Pre-Tax Plan, we have established the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Trust, referred to in this description as the deferred compensation trust.

        The Pre-Tax Plan holds contributions made through deferred compensation and deferred bonus payments. We administer deferred compensation by participants in the Pre-Tax Plan under the same terms and conditions as the stock purchase plan.

        Employees who are eligible to participate in the Pre-Tax Plan may elect to defer a portion of his or her compensation by entering into a deferred compensation agreement and by filing an annual election to defer compensation in accordance with that agreement. In addition, CH2M HILL or its affiliates may provide that bonuses to employees who are eligible to participate in the Pre-Tax Plan will be deferred in accordance with the provisions of the plan.

Administration of the Pre-Tax Plan

        The O&IC Committee appointed a subcommittee to administer the Pre-Tax Plan. The committee is comprised of representatives from our affiliates whose employees are eligible to participate in the deferred compensation plans.

The Deferred Compensation Trust

        The deferred compensation trust is an irrevocable trust that we established. Copies of the agreement establishing the deferred compensation trust are included as exhibits to our filings with the SEC.

Contributions to the Deferred Compensation Trust

        Under the agreement between CH2M HILL and the trustee, the trustee receives and holds common stock contributed to the deferred compensation trust by CH2M HILL. When an eligible employee elects under the Pre-Tax Plan to defer compensation, we use the compensation that would have been paid to the employee to purchase common stock, and contribute that common stock to the pre-tax deferred compensation trust. We may also contribute common stock to the pre-tax deferred compensation trust as bonuses on behalf of eligible employees. Each contribution to the deferred compensation trusts is allocated to an account in the name of the employee on behalf of whom the contribution is made. However, the employee does not have a direct ownership interest in the shares of common stock held in the deferred compensation trust.

Nature of the Deferred Compensation Trust

        All assets of the deferred compensation trust are held by the trustee for the benefit of the participants in the deferred compensation plans and for the benefit of our general creditors in the event we become insolvent. We are considered to be insolvent if we are unable to pay our debts as they become due or if we are the subject of a bankruptcy proceeding. If we become insolvent, the assets of the deferred compensation trust will be available to pay our debts. In that case, a participant in the deferred compensation plans will not have any priority rights with respect to the assets of the deferred compensation trust or with respect to any of our other assets. Rather, in the event of insolvency, a participant in the deferred compensation plans will have only a claim against us for the amount of compensation previously deferred. This claim will be treated like any other claim of a general unsecured creditor of ours. The assets of the deferred compensation trust are not guaranteed or insured by any party, including us.

Voting of Common Stock Held in the Deferred Compensation Trust

        Shares of common stock held in the deferred compensation trust are voted by the trustee, not by the participants in the Pre-Tax Plan. The trustee votes the shares of common stock held in the deferred compensation trust in accordance with instructions given to the trustee by the committee that administers the plan.

Dividends on Common Stock Held in the Deferred Compensation Trust

        Cash dividends, if any, paid with respect to shares of common stock held in the deferred compensation trusts will be returned to CH2M HILL and will not be held in the deferred compensation trust or made available to participants in the Pre-Tax Plan. Other dividends, if any, paid with respect to shares of common stock held in the deferred compensation trust will be credited to the account in the deferred compensation trust in which the shares of common stock are held.

Distributions from the Deferred Compensation Trust

        The common stock held in the deferred compensation trust in the name of a participant will be distributed to the participant when a distribution event under the deferred compensation plans occurs. The following events are distribution events under the Pre-Tax Plan:

  •
  The termination of the participant's affiliation with us, as defined in the Restated Bylaws.

  •
  The death of the participant. In this case, the distribution will be made to the beneficiary of the participant, as designated on a form signed by the participant and filed with the deferred compensation committee before the death of the participant. If the participant does not file a signed designation of beneficiary with the deferred compensation committee before the participant's death, the distribution will be made to the participant's estate.

  •
  A change in the participant's employment status that makes the participant ineligible to participate in the Pre-Tax Plan.

  •
  A request by the participant to exercise the participant's interest in the deferred compensation trust. In this case a distribution will be made only if:

    (i)
    the committee that administers the plans approves the participant's request, and

    (ii)
    the common stock held in the deferred compensation trust for the benefit of the participant can be sold in the internal market on the next trade date.

  •
  The termination of the Pre-Tax Plan. The Pre-Tax Plan is adopted annually and attached as an exhibit to our filings with the SEC. The Pre-Tax Plan has a life of seven years. At our discretion, we may terminate the Pre-Tax Plan before that date.

  •
  The date specified by the participant at the date of election to participate in the Pre-Tax Plan.

        Distributions from the deferred compensation trust will be made in the form of common stock. Shares of common stock distributed to a participant from the deferred compensation trust will be subject to the restrictions on ownership of common stock set forth in our Restated Bylaws.

Removal or Resignation of Trustee

        We may remove the trustee of the deferred compensation trust at any time and for any reason, upon thirty days notice to the trustee. The trustee may resign at any time and for any reason, upon thirty days notice to us. If the trustee is removed or resigns, we will appoint a new trustee.

Amendment of the Deferred Compensation Trust

        CH2M HILL and the trustee may amend either deferred compensation trust at any time by executing a written amendment to the corresponding deferred compensation trust agreement.

Federal Income Tax Consequences

        We have designed the deferred compensation trust to be grantor trust under the federal income tax laws. This means that our contribution of common stock to the pre-tax deferred compensation trust should not cause a participant in the Pre-Tax Plan to recognize income at the time of the contribution. Instead, the participant will recognize compensation income when an amount is distributed or made available to the participant from the pre-tax deferred compensation trust. The assets of the deferred compensation trust will be treated as our assets for federal income tax purposes.

        The Pre-Tax Plan is not intended to qualify under Section 401(a) of the IRC. This treatment of participants in the plan for federal income tax purposes is based on private letter rulings issued by the Internal Revenue Service (IRS). The Pre-Tax Plan and the deferred compensation trust are not identical to the arrangements involved in those private letter rulings, however, and a private letter ruling is binding on the IRS only with respect to the specific taxpayer to whom the private letter ruling is issued. We do not plan to seek a private letter ruling on the federal income tax consequences of participation in the Pre-Tax Plan. Therefore, while we believe that the federal income tax consequences of participation in the Pre-Tax Plan should be as described above, there is no definite assurance that this will in fact be the case. If the federal income tax consequences of participation in the Pre-Tax Plan is ultimately determined to be different from those described above, participants in the Pre-Tax Plan may be liable for additional income taxes, interest, and penalties for tax years during which they participate in the Pre-Tax Plan.

        This description summarizes the material federal income tax consequences of participation in the Pre-Tax Plan, but is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the Pre-Tax Plan. Each participant in the Pre-Tax Plan should consider discussing the federal, state, and local tax consequences of participation in the Pre-Tax Plan with that participant's tax advisors.

        Plan participants can obtain additional information about the Plans, including the federal income tax consequences of disposing of interests in the plans, from their Human Resources Department.

Deferred Compensation Plan

        We have adopted the CH2M HILL Companies, Ltd. Deferred Compensation Plan for a select group of management and highly compensated participants effective January 1, 2001. This plan is referred to in this discussion as the DCP. The DCP is not subject to ERISA, except for certain limited reporting and disclosure requirements.

        Participants that are eligible to participate in the DCP may defer compensation, in cash or common stock, into the DCP on a pre-tax basis. There are several hypothetical investment options associated with the DCP that each eligible participant may choose to invest the cash portion of the deferred compensation. Each hypothetical investment option is based on an investment fund that a participant can select in a manner similar to the 401(k) Plan. All deferrals of common stock must remain invested in common stock and will be distributed in common stock. Participants in the DCP can receive distributions from the DCP upon the occurrence of certain events described below.

Administration of the Plan

        The Compensation and Work Force Committee of our Board of Directors administers the DCP. The committee has the authority and responsibility to interpret and construe the DCP.

        We are paying all of the DCP's administrative costs. Any investment management fees or expenses associated with the actual investment funds are netted out of the return to produce the return for the hypothetical investments.

Deferral of Income into the Plan

        Participants can elect to defer portions of their base pay and incentive pay as follows:

  •
  Up to 50 percent of their monthly base pay

  •
  Up to 50 percent of the cash portion of their incentive pay

  •
  Up to 100 percent of the stock portion of their incentive pay, if they are eligible to directly own shares of common stock

        The amount of base pay a participant elects to defer will be withheld in substantially equal installments from each regularly scheduled payment of base pay. The amount of incentive pay a participant elects to defer will be withheld from the paycheck when the amount would otherwise have been paid.

        A participant must make a deferral election prior to the beginning of any given calendar year and is not permitted to modify or discontinue deferral elections for that year; however, deferral elections will cease in the event of the participant's death, termination of employment, retirement, or termination of the DCP. In very limited circumstances set forth in the DCP (e.g., serious financial hardship or disability), the committee may, in its sole discretion, suspend deferrals the participant would otherwise be required to make pursuant to the participant's current election form.

        A participant will have the option, within deadlines set by the committee, to set new or renew the amount of base pay and incentive pay a participant wishes to defer by completing a new election form prior to the beginning of the new year. If the participant does not make a new deferral election before the deadline set by the committee, the deferral will be zero for that plan year.

Hypothetical Investments

        Selection of Hypothetical Investments.    For the purpose of determining the rate of return, which shall be credited to a participant's account, the participant will have the right to direct the investment of cash balances among certain hypothetical investments. The eleven currently available hypothetical investments are the same funds as those available to participants in the 401(k) Plan, except for the Managed Income Portfolio. Instead, the participants are offered hypothetical investment in the B1ackRock Core Bond Total Return Portfolio. The following table summarizes the performance of this fund as of the end of the last four years. Past performance is not a guarantee of future results. This fund may, therefore, perform worse or better in the future than it performed in the past. For summary tables describing the performance of the other hypothetical investment alternatives, please see the tables on pages 30 through 32 of this prospectus.

Valuation as of	Net Asset Value	Percent Change for Year
December 31, 2000	$9.81	—
December 31, 2001	$9.68	(1.3)%
December 31, 2002	$10.01	3.4%
December 31, 2003	$9.68	(3.3)%

        A participant must allocate deferrals among the available hypothetical investments. The allocations must be in whole percentage point increments, and the total must equal 100 percent. If a participant does not allocate the deferrals, those deferrals will be allocated to the lowest risk investment available under the DCP. The participant will have no actual ownership in any investment funds as a result of participation in the DCP.

        Return on Hypothetical Investments.    The value and return on these hypothetical investments will fluctuate with the performance of the actual investment funds upon which these hypothetical investments are based, less all applicable investment management fees and expenses. The "purchase price" and "redemption price" of shares of these hypothetical investments will be a function of the value of the price of the actual investment fund at the time of "purchase" or "sale." Based upon the performance of the hypothetical investments selected, a participant's account will be credited with deemed earnings or debited with deemed losses on a daily basis. Except as outlined below, a participant can change the "mix" of hypothetical investments on a daily basis as well. If and when benefits are being paid out in installments, the participant will continue to have the opportunity to transfer amounts among the available hypothetical investments.

        Hypothetical CH2M HILL Companies, Ltd. Common Stock Fund Special Rules.    The only amounts a participant may invest in this hypothetical common stock fund are the initial cash deferrals of base and incentive pay. Participants are not allowed to transfer amounts previously invested in another fund to the hypothetical common stock fund. Transfers out of the hypothetical common stock fund can only be made quarterly and must coincide with the Internal Market Trade Date. Deferrals of the stock portion of incentive pay will remain invested in common stock and may not be exchanged out into other hypothetical investments.

        Vesting.    Participants will always be 100 percent vested in deferrals of base pay and incentive pay, as well as any earnings or losses specifically attributable to those deferrals, based on the investments chosen.

Nature of Plan Benefits

        Although benefits under the DCP, except common stock deferred as part of the incentive pay, are not funded, we have a contractual commitment to the participants to pay DCP benefits. In order to fulfill that commitment, CH2M HILL places certain assets in an irrevocable trust which provides participants with an extra level of security, since we cannot use trust assets for purposes other than the DCP. Nevertheless, any assets we may set aside to pay DCP benefits, including assets held in this trust, will remain in our general assets and will be subject to the claims of our creditors in the unlikely event of its insolvency. If we should have financial difficulties that prevent it from paying its debts as they become due, a participant's right to DCP benefits would be treated in the same manner as the claims of other unsecured general creditors.

Distribution of DCP Benefits

        The balance in a participant's account will be paid to the participant in the form and at the time elected on the benefit distribution form. DCP benefits can be received on:

  •
  The first day of the month following the participant's retirement (generally retirement from all employment or a significant reduction in hours following the attainment of age 55) as determined at the discretion of the committee

  •
  The first day of the month following the date the participant terminates employment

  •
  A date the participant specifies on the benefit distribution form, which must be at least 3 years following the first year in which participation in the DCP commenced

A participant can choose to receive DCP benefits in:

  •
  A single lump sum payment

  •
  Installment payments over a period of 5, 10, or 15 years

  •
  A combination of a lump sum payment and installment payments

        However, regardless of the participant's election, payment will be in a lump sum following termination of employment, unless the committee has determined that the participant has retired. We can direct that a participant begin receiving payments at an earlier date if the participant becomes disabled or terminates employment before the date the participant elected to begin receiving payments. In any event, if the participant's account balance is less than $10,000 on the date benefits commence, the participant will receive the balance in a lump sum payment, regardless of any distribution election made.

        At the time a participant first elects to participate in the DCP, the participant must complete a benefit distribution form. A participant may be able to change the benefit distribution date and/or form of payment by submitting a request to the committee at least 13 months prior to date benefits would otherwise commence. All changes are subject to approval by the committee, in its sole discretion.

        At distribution, a participant will receive benefits in the form of cash unless the participant is eligible to receive common stock. Only qualified participants who are employed by us at the time of distribution are eligible to receive common stock. At retirement, participants who have invested in the hypothetical common stock fund must divest of amounts held in that fund as of the Trade Date following retirement, unless the participant is eligible for and participates in the CH2M HILL Companies, Ltd. alumni program.

        Serious Financial Hardship Withdrawals.    If a participant experiences an unforeseen emergency causing a serious financial hardship due to events beyond the participant's control that would result in severe financial hardship to that participant if a withdrawal were not permitted, the participant may petition the committee and request to suspend any deferrals that would otherwise be required to be made pursuant to the current Election Form. The participant may also petition the committee to receive a portion of the account balance to the extent that the withdrawal would relieve the financial emergency. If the committee determines, in its sole discretion, that a serious financial hardship has occurred, the participant may withdraw an amount necessary to satisfy the emergency. The amount withdrawn cannot exceed the account balance.

Amendment or Termination

        We reserve the right to amend or terminate the DCP. If the DCP is amended, the value of a participant's account at the time of the amendment will not be adversely affected. All rights and obligations shall continue until the balance in all participants' accounts have been paid to all participants under the DCP. If we terminate the DCP following a Change of Control (as that term is defined in the plan document), each participant's account under the DCP shall become immediately due and payable.

Federal Income Tax Consequences

        The income a participant defers will not be subject to federal income tax at the time of deferral. Deferrals of base pay and incentive pay are considered to be wages for FICA tax purposes at the time services are performed. In other words, the time at which FICA is assessed is unaffected by a participant's decision to defer such amounts into the plan. Earnings credited to amounts a participant has deferred, however, will not be subject to FICA taxation.

        Income taxes will be paid in the year a participant or a participant's beneficiary receives a payment from the Plan. The deferred amounts and earnings accrued on such amounts are taxed as current income at the time such amounts are actually distributed to the participant.

        This description summarizes the material federal income tax consequences of participation in the Plan, but is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the Plan. Each participant should consider discussing the federal, state and local tax consequences of participation in the deferred compensation plans with the participant's tax advisor.

SECURITIES OFFERED BY THE CURRENT SHAREHOLDERS

        Based on our stock transfer records, we will provide specific information upon request, regarding the selling shareholders who are not individually named at a particular point in time, in connection with a legal proceeding filed under the federal securities laws.

        The following table sets forth, as of February 13, 2004, the number of shares of common stock directly owned by the current shareholders, with all directors and executive officers and all shareholders who own 0.5% or more of common stock individually identified. We also list shareholders who hold restricted shares that are being registered for re-sale hereunder. The percentage of common stock owned is based upon the total number of shares of our common stock outstanding as of February 13, 2004. The table does not reflect the sale of any shares of common stock being offered by us. All of the shares are owned of record.

Name of Owner	Number of Shares Owned	Percent of Ownership	Number of Shares Registered
Joseph A. Ahearn	66,486	*	66,486
Carolyn Chin	—	—	—
Kenneth F. Durant	163,372	*	163,372
Donald S. Evans	215,666	*	215,666
James J. Ferris	89,680	*	89,680
Jerry D. Geist	4,000	*	4,000
Steven D. Guttenplan	74,929	*	74,929
Samuel H. Iapalucci	89,630	*	89,630
Michael D. Kennedy	77,157	*	77,157
Ralph R. Peterson	288,780	*	288,780
David B. Price	2,000	*	2,000
M. Catherine Santee	20,868	*	20,868
Thomas G. Searle	47,853	*	47,853
Nancy R. Tuor	3,956	*	3,956
Barry L. Williams	4,000	*	4,000
All directors and executive officers as a group (15 people)	1,148,377	3.6	1,148,377
Robert L. Chapman	213,157	*	213,157
All shareholders (other than directors and executive officers) who own 0.5% or more of common stock	213,157	*	213,157
Michael T. Brown	2,328	*	2,328
Richard L. Corrigan	6,084	*	6,084
Janet W. Ellis	3,430	*	3,430
Katherine M. Hanna	3,286	*	3,286
Richard A. Kuehn	3,937	*	3,937
Katherine M. Lombardo	7,630	*	7,630
Thomas K. Ragland	6,974	*	6,974
Marcy S. Schwartz	3,566	*	3,566
Michael D. Smith	4,054	*	4,054
Philip B. Waller	3,308	*	3,308
Alfred L. Wynn	4,320	*	4,320
All selling shareholders (other than directors and executive officers) who hold restricted securities being registered herein as a group (11 people)	48,917	*	48,917

*
Less than one percent.

        This prospectus may also be used by our and our subsidiaries' other executive officers, senior executives, project managers and technologists for reoffers and resales of shares or our common stock that they may acquire from time-to-time pursuant to our employee benefit plans. Prior to any such use, we will, if required, file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act identifying such other executive officers, senior executives, project managers and technologists and the number of shares that they propose to reoffer and resell hereby.

DETERMINATION OF OFFERING PRICE

        Trading in our common stock is restricted to authorized buyers on our Internal Market, and the sales price on each Trade Date is established by our Board of Directors. For a detailed description of how our Board of Directors determines each Trade Date price for our common stock, please refer to the information under "Internal Market Information—Stock Price Determined by Board of Directors" in this prospectus.

PLAN OF DISTRIBUTION

        We and the selling shareholders may offer and sell the shares covered by this prospectus only on our Internal Market to the authorized buyers described under "Internal Market Information—Authorized Buyers" in this prospectus. The selling shareholders will not be treated more favorably than other shareholders selling on our Internal Market. Like all other shareholders selling shares of common stock on our Internal Market (other than the trustees of our 401(k) Plan), the selling shareholders will pay a sales commission to our broker, NTB, equal to two percent of the proceeds of such sales. No sales commission is paid by buyers on our Internal Market.

VALIDITY OF COMMON STOCK

        The validity of the common stock offered hereby will be passed upon for us by S. Wyatt McCallie, Esq., CH2M HILL's General Counsel.

RESALE RESTRICTIONS

Restrictions Applicable to All Shareholders

        All shares of common stock are subject to our repurchase right, right of first refusal, and other restrictions on transferability. These restrictions are summarized in the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC, which will be made available to you upon request.

Restrictions Applicable to Affiliates of CH2M HILL

        Resales of common stock by our affiliates are further restricted under the Securities Act of 1933 (Securities Act). An affiliate is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, CH2M HILL. Our affiliates may not sell common stock except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. In addition, the number of shares of common stock sold by any affiliate pursuant to this prospectus may not exceed, during any three month period, one percent of the total outstanding shares of our common stock.

EXPERTS

        The consolidated financial statements of CH2M HILL Companies, Ltd. for the years ended December 31, 2003 and 2002 incorporated by reference herein in reliance upon reports of KPMG LLP,

independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts on accounting and auditing.

        The audited financial statements and schedules for the years ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement of which the prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants who have ceased operations, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports at the time such reports were delivered to us.

        The consolidated financial statements of Lockwood Greene Engineers, Inc. and Subsidiaries at December 31, 2002, and for the year then ended appearing in CH2M HILL Companies, Ltd.'s Current Report on Form 8-K/A dated April 21, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Lockwood Greene's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We are subject to the requirements of the Securities Exchange Act of 1934 and in accordance therewith, file reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information filed with the SEC, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. This information may also be found in our website at www.ch2m.com located in the About Us/Employee Ownership section and is made available as soon as practicable after filing with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information in this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus.

        The documents listed below that we have previously filed with the SEC are specifically incorporated by reference into this prospectus. They contain important information about us and our financial condition.

        CH2M HILL filings with the SEC:

Current Report on Form 8-K/A	Filed on April 21, 2004
Schedule 14A Definitive Proxy Statement	Filed on March 26, 2004
Current Report on Form 8-K/A	Filed on February 24, 2004
Annual Report on Form 10-K for the year ended December 31, 2003	Filed on February 24, 2004
Current Report on Form 8-K	Filed on February 13, 2004
Current Report on Form 8-K	Filed on December 29, 2003

Current Report on Form 8-K	Filed on November 7, 2003
Quarterly Report on Form 10-Q for the quarter ended September 30, 2003	Filed on November 7, 2003
Current Report on Form 8-K	Filed on August 8, 2003
Quarterly Report on Form 10-Q for the quarter ended June 30, 2003	Filed on August 8, 2003
Annual Report on Form 11-K for the year ended December 31, 2002	Filed on June 30, 2003
Current Report on Form 8-K	Filed on May 8, 2003
Quarterly Report on Form 10-Q for the quarter ended March 31, 2003	Filed on May 8, 2003
Current Report on Form 8-K	Filed on February 14, 2003
Description of our common stock contained in our Registration Statement on Form 8-A	File on September 7, 1999

        We also incorporate by reference additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and prior to the termination of the offering.

        Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (excluding exhibits that are not specifically incorporated by reference into such information). Any person may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112-5946
Attention: Samuel H. Iapalucci
(303) 771-0900

25,005,020 Shares

CH2M HILL Companies, Ltd.

Common Stock

PROSPECTUS

April 21, 2004

        Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents and all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all the shares of common stock offered hereby have been sold or that deregisters all such shares of common stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:

  (a)
  Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

  (b)
  All of our other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

  (c)
  The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on September 7, 1999.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        S. Wyatt McCallie, who opines for this filing on the validity of CH2M HILL's common stock, is an employee of CH2M HILL. He is employed by CH2M HILL as its Vice President and General Counsel. Mr. McCallie is also a shareholder of CH2M HILL and his holdings do not exceed .5% of all outstanding common stock of CH2M HILL.

Item 6. Indemnification of Directors and Officers

        Under the Oregon Business Corporation Act (OBCA) a corporation's articles of incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, our Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the OBCA. Section 60.047(2)(d) of the OBCA sets forth the following actions for which limitation of liability is not permitted, including (i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper personal benefit.

        Our Restated Bylaws allow it to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of us or any of our subsidiaries, or is or was serving at our request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the OBCA, indemnification is available if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

        We purchase and pay the premium for insurance in respect of claims against our directors and officers and in respect of losses for which we may be required or permitted by law to indemnify our directors and officers. All of our directors and the directors of our subsidiaries are insured by this policy. All of our and our subsidiaries' officers and assistant officers are also insured by this policy. We do not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Item 7. Exemption from Registration Claimed

        All of the restricted securities issued by us to the selling shareholders who are reoffering and reselling such restricted securities pursuant to this registration statement issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 (Securities Act) relating to sales by an issuer not involving any public offering. The restricted securities were issued as incentive compensation to a select group of managers of CH2M HILL, all of whom either received adequate information about CH2M HILL or had access, through employment or other relationships, to adequate information about CH2M HILL including, but not limited to CH2M HILL's annual, quarterly and other reports and statements filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All of the recipients of such restricted securities have been informed that they are restricted securities and therefore cannot be resold except pursuant to a valid exemption from registration under the Securities Act or pursuant to an effective registration statement under the Securities Act. The issuances of such restricted securities were made without the use of an underwriter.

Item 8. Exhibits

        The following is a list of exhibits to this Registration Statement:

Exhibit Number	Description
*5.1	Opinion of S. Wyatt McCallie, Esq., CH2M HILL's General Counsel, with respect to legality of the common stock being issued by us
*5.2	Opinion of Holland and Hart L.L.P with respect to compliance with ERISA for CH2M HILL Retirement and Tax-Deferred Savings Plan
10.1	CH2M HILL Companies, Ltd. 2004 Stock Option Plan filed as Appendix A on Schedule 14A Definitive Proxy Statement filed with the SEC on March 26, 2004
*10.2	CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan effective January 1, 2004
*10.3	CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan effective January 1, 2004
10.4
CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan as amended and restated effective January 1, 2004 filed as Appendix B on Schedule 14A Definitive Proxy Statement filed with the SEC on March 26, 2004
*23.1	Consent of KPMG LLP
*23.2	Consent of KPMG LLP
*23.3	Consent of S. Wyatt McCallie, Esq. (included in exhibit 5.1)
*23.4	Consent of The Environmental Financial Consulting Group, Inc.
*23.5	Consent of Ernst & Young LLP

*
Filed herewith.

Item 9. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2)
  That, for purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CH2M HILL Companies, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, Douglas County, State of Colorado, on the 21st day of April, 2004.

CH2M HILL Companies, Ltd.
By:	/s/ RALPH R. PETERSON Ralph R. Peterson President and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below does hereby make, constitute and appoint each of Ralph R. Peterson and Samuel H. Iapalucci as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for and on such person's behalf, and in any and all capacities, this Registration Statement on Form S-8, any and all amendments (including post-effective amendments) thereto and any abbreviated registration statement in connection with this Registration Statement including but not limited to any registration statement filed to register additional common stock that may be offered pursuant to any employee benefit plan, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RALPH R. PETERSON Ralph R. Peterson	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 21, 2004
/s/ SAMUEL H. IAPALUCCI Samuel H. Iapalucci	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 21, 2004
* Carolyn Chin	Director	April 21, 2004
* Kenneth F. Durant	Director	April 21, 2004

* Donald S. Evans	Director	April 21, 2004
* James J. Ferris	Director	April 21, 2004
* Jerry D. Geist	Director	April 21, 2004
* Steven D. Guttenplan	Director	April 21, 2004
* Michael D. Kennedy	Director	April 21, 2004
* David B. Price	Director	April 21, 2004
* Catherine Santee	Director	April 21, 2004
* Tom Searle	Director	April 21, 2004
* Nancy R. Tuor	Director	April 21, 2004
* Barry L. Williams	Director	April 21, 2004
By:	*/s/ SAMUEL H. IAPALUCCI Samuel H. Iapalucci, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
*5.1	Opinion of S. Wyatt McCallie, Esq., CH2M HILL's General Counsel, with respect to legality of the common stock being issued by us
*5.2	Opinion of Holland and Hart L.L.P with respect to compliance with ERISA for CH2M HILL Retirement and Tax-Deferred Savings Plan
10.1	CH2M HILL Companies, Ltd. 2004 Stock Option Plan filed as Appendix A on Schedule 14A Definitive Proxy Statement filed with the SEC on March 26, 2004
*10.2	CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan effective January 1, 2004
*10.3	CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan effective January 1, 2004
10.4	CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan as amended and restated effective January 1, 2004 filed as Appendix B on Schedule 14A Definitive Proxy Statement filed with the SEC on March 26, 2004
*23.1	Consent of KPMG LLP
*23.2	Consent of KPMG LLP
*23.3	Consent of S. Wyatt McCallie, Esq. (included in exhibit 5.1)
*23.4	Consent of The Environmental Financial Consulting Group, Inc.
*23.5	Consent of Ernst & Young LLP

*
Filed herewith.